Exhibit 2.3

ASSET PURCHASE AGREEMENT

Dated as of October 3, 2011

Among:

Magnum Power Products, LLC, as Buyer;

Magnum Products, LLC, as Seller;

the other Sellers named herein;

the Equityholders named herein;

and

Thomas Joseph, as Sellers’ Representative

Table of Contents

Page

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions	1
1.2.	Interpretation	11

ARTICLE II

PURCHASE AND SALE

2.1.	Purchased Assets	12
2.2.	Excluded Assets	13
2.3.	Assumed Liabilities	13
2.4.	Excluded Liabilities	14

ARTICLE III

PURCHASE PRICE

3.1.	Purchase Price	16
3.2.	Determination of Estimated Closing Date Cash Payment	16
3.3.	Determination of Closing Date Cash Payment	16
3.4.	Adjustment of Estimated Closing Date Cash Payment	18
3.5.	Additional Payments	18
3.6.	Allocation of Purchase Price	21

ARTICLE IV

CLOSING

4.1.	Closing Date	21
4.2.	Payment on the Closing Date	22
4.3.	Buyer’s Additional Deliveries	22
4.4.	Sellers’ Deliveries	22

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE EQUITYHOLDERS

5.1.	Organization of Sellers and Equityholders	25
5.2.	Subsidiaries and Investments	25
5.3.	Authority of Sellers and Equityholders	26
5.4.	Financial Statements of Magnum; Internal Controls	27
5.5.	Operations Since Balance Sheet Date	28
5.6.	No Undisclosed Liabilities	30

i

5.7.	Taxes	30
5.8.	Availability of Assets	31
5.9.	Governmental Permits	31
5.10.	Real Property	32
5.11.	Personal Property	33
5.12.	Intellectual Property; Software	33
5.13.	Accounts Receivable; Inventories	35
5.14.	Title to Property	36
5.15.	Employees and Related Agreements; ERISA	36
5.16.	Employee Relations	39
5.17.	Contracts	39
5.18.	Status of Contracts	40
5.19.	No Violation or Litigation	41
5.20.	Environmental Matters	41
5.21.	Insurance	43
5.22.	Customers and Suppliers	43
5.23.	Budgets	43
5.24.	Warranties; Product Defects	43
5.25.	No Finder	44
5.26.	Disclosure	44
5.27.	No Other Representations and Warranties	44

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1.	Organization of Buyer	45
6.2.	Authority of Buyer	45
6.3.	No Finder	45

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

7.1.	Investigation by Buyer	46
7.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters	46
7.3.	Consents of Third Parties; Governmental Approvals	47
7.4.	Operations Prior to the Closing Date	48
7.5.	Reasonable Efforts	50
7.6.	Commitment for Title Insurance; Surveys	50
7.7.	Acquisition Proposals	50

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.	Covenant Not to Compete or Solicit Business	50
8.2.	Taxes	52
8.3.	Employees Matters	53

8.4.	Change in Corporate Name	54
8.5.	Warranty Claims; Product Liability Claims	54
8.6.	Insurance	55
8.7.	Release	56

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

9.1.	No Misrepresentation or Breach of Covenants and Warranties	56
9.2.	No Changes or Destruction of Property	57
9.3.	No Restraint or Litigation	57
9.4.	Necessary Governmental Approvals	57
9.5.	Necessary Consents	57
9.6.	Customer Due Diligence	57
9.7.	Title Insurance	57
9.8.	Sellers’ Deliveries	57
9.9.	SNDAs and Estoppels	57

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

10.1.	No Misrepresentation or Breach of Covenants and Warranties	58
10.2.	No Restraint or Litigation	58
10.3.	Necessary Governmental Approvals	58
10.4.	Buyer Deliveries	58

ARTICLE XI

INDEMNIFICATION

11.1.	Indemnification by Sellers and Equityholders	58
11.2.	Indemnification by Buyer	61
11.3.	Notice of Claims	62
11.4.	Third Person Claims	62
11.5.	Setoff	64
11.6.	Sole Remedy.	64
11.7.	No Duplication of Warranties.	64
11.8.	Mitigation	64
11.9.	Business Insurance Policies	65
11.10.	Adjustment to Purchase Price	65
11.11.	Lay-Mor Litigation.	65

ARTICLE XII

TERMINATION

12.1.	Termination	66

12.2.	Notice of Termination	66
12.3.	Effect of Termination	66

ARTICLE XIII

GENERAL PROVISIONS

13.1.	Survival of Obligations	66
13.2.	Confidential Nature of Information	67
13.3.	No Public Announcement	67
13.4.	Notices	67
13.5.	Successors and Assigns	68
13.6.	Access to Records after Closing	69
13.7.	Sellers’ Representative.	69
13.8.	Entire Agreement; Amendments	69
13.9.	Partial Invalidity	70
13.10.	Waivers	70
13.11.	Expenses	70
13.12.	Execution in Counterparts	70
13.13.	Enforcement of Agreement	70
13.14.	Further Assurances	70
13.15.	Governing Law	71
13.16.	Time is of the Essence	71
13.17.	Submission to Jurisdiction; Waiver of Jury Trial	71

[End TOC.]

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of October 3, 2011, and by and among Magnum Power Products, LLC, a Wisconsin limited liability company (“Buyer”), Magnum Products, LLC, a Wisconsin limited liability company (“Magnum”), CH&E Pumps Acquisition, LLC, a Wisconsin limited liability company (“CH&E”), Magnum Products International, Inc., a Delaware corporation (“MP International”), Magnum Products Canada, Inc., a Wisconsin corporation (“MP Canada”), Magnum Products Services, LLC, a Wisconsin limited liability company (“MP Services”), Joseph Properties, LLC, a Wisconsin limited liability company (“Joseph Properties”; and, together with Magnum, CH&E, MP International, MP Canada, and MP Services, collectively, the “Sellers”), Thomas Joseph, Michael Joseph and the other direct and indirect equityholders of the Sellers listed on the signature pages hereof (collectively, the “Equityholders”) and Thomas Joseph, as Sellers’ Representative.

WHEREAS, the Sellers are engaged in the Business;

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from  Sellers, on a going concern basis, substantially all of the assets, properties and business of Sellers with respect to the Business, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1. Definitions

.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 3.3(d).

“Additional Payment” has the meaning specified in Section 3.5.

“Additional Payment Report” has the meaning specified in Section 3.5(c).

“Additional Period” has the meaning specified in Section 3.5.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreed Accounting Principles” means generally accepted accounting principles consistently applied, provided that, with respect to any matter as to which there is more than one generally accepted accounting principle, Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of the Balance Sheet.

“Agreed Adjustments” has the meaning specified in Section 3.3(c).

“Agreed Rate” means the prime rate published by the Wall Street Journal, National Edition, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

“Allocation Schedule” has the meaning specified in Section 3.6.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

 “Assumed Liabilities” has the meaning specified in Section 2.3.

“Balance Sheet” has the meaning specified in Section 5.4(a).

“Balance Sheet Date” has the meaning specified in Section 5.4(a).

“Bring-Down Certificates” has the meaning specified in Section 4.4(n).

“Business” means the business of the Sellers, including the development, manufacture, distribution, sale and/or servicing of light towers, generators, water trailers, pumps, sweepers, ITEG Products, combination units and/or related equipment and accessories.

“Business Insurance Policies” has the meaning specified in Section 8.6(a).

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the transfer of the Purchased Assets from Sellers to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

 “Closing Date Retention Plan” means a Retention Award Agreement, effective as of the Closing Date, between Buyer and each of the persons named on Schedule 1.1(A), in the forms set forth in Exhibit G.

“Closing Date Retention Plan Amount” means $625,000.

“Closing Date Cash Payment” means $80,000,000 (i) minus the Negative Working Capital Adjustment Amount, or plus the Positive Working Capital Adjustment Amount and (ii) minus the Closing Date Retention Plan Amount.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreements” means the Mutual Confidentiality and Non-Disclosure Agreements dated as of July 9, 2010 and June 22, 2011, each between Buyer and Magnum.

“Contract” means any legally binding agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, commitment, undertaking, instrument, note, indemnity, purchase order, warranty, insurance policy or benefit plan, whether written or oral.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Deductible” has the meaning specified in Section 11.1(a)(A).

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of Hazardous Materials into the environment.

“Environmental Law” means all Requirements of Laws addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

“Equityholders” has the meaning specified in the first paragraph of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Amount” means $6,500,000; being the sum of the Indemnity Escrow Amount ($6,000,000) and the Working Capital Escrow Amount ($500,000).

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit C.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement.

“Estimated Closing Date Cash Payment” means the Closing Date Cash Payment, as defined herein, but determined on an estimated basis by Sellers in good faith and as reflected in the certificate referred to in Section 3.2.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FTC” means the United States Federal Trade Commission.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 5.9(a).

“Government Contract” has the meaning specified in Section 5.17(ix).

“Hazardous Material” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, or any constituent of any such substance or waste defined in, regulated under or for which standards of care are imposed by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning specified in Section 5.10(a).

 “Indebtedness” of any Person means, without duplication, (i) indebtedness of such Person for money borrowed (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any premiums thereon); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations in respect of interest rate or currency obligation swaps, caps, floors, hedges or similar arrangements of such Person; (iv) all obligations of such Person issued or assumed (excludes trade accounts payable) as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (v) all obligations of such Person under leases required to be capitalized in accordance with U.S. generally accepted accounting principles; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Indemnity Escrow Amount” means $6,000,000.

“Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit A.

“Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit B.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“IRS” means the Internal Revenue Service.

“ITEG Dispute Period” has the meaning specified in Section 3.5(c).

“ITEG Products” has the meaning specified in Section 3.5(a).

“Joseph Consulting Agreement” means a Consulting Agreement by and between Michael Joseph and Buyer in the form of Exhibit E.

“Joseph Lease” means that certain Lease, dated as of October 12, 1997, by and between Joseph Properties, LLC and Magnum Properties, LLC, as amended.

“Joseph Properties” has the meaning specified in the first paragraph of this Agreement.

“Land” has the meaning specified in Section 5.10(a).

“Leased Real Property” has the meaning specified in Section 5.10(b).

“Letter of Intent” means the letter agreement dated June 22, 2011 between Buyer and Magnum, as amended by the letter agreement dated August 26, 2011.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (but specifically excluding punitive, exemplary, remote or speculative damages or consequential damages that are not reasonably foreseeable, in each case, unless payable to a third party).

“Magnum” has the meaning specified in the first paragraph of this Agreement.

“Management Bonuses” means a bonus, payable in cash, to the persons and in the amounts set forth in Schedule 1.1(B).

 “Material Seller Agreements” has the meaning specified in Section 9.5.

“MP Canada” has the meaning specified in the first paragraph of this Agreement.

“MP International” has the meaning specified in the first paragraph of this Agreement.

“MP Services” has the meaning specified in the first paragraph of this Agreement.

“Negative Working Capital Adjustment Amount” has the meaning specified in Section 3.1.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Owned Real Property” has the meaning specified in Section 5.10(a).

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of Business for sums not yet due and payable; and (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Positive Working Capital Adjustment Amount” has the meaning specified in Section 3.1.

“Post-Closing Insurance Claim” has the meaning specified in Section 8.6(a).

“Preliminary Additional Payment” has the meaning specified in Section 3.5(b).

“Preliminary Accounting Report” has the meaning specified in Section 3.3(a)(iii).

“Preliminary Additional Payment Report” has the meaning specified in Section 3.5(b).

“Preliminary Closing Date Cash Payment” has the meaning specified in Section 3.3(a)(ii).

“Preliminary Valuation Date Working Capital Statement” has the meaning specified in Section 3.3(a)(i).

“Product Liability Claims” means all claims and suits for, and other Losses and Expenses in respect of, personal injury, property damages, or diminution in value of property arising out of any products of the Business.

“Products” means all products manufactured, distributed or sold by Magnum (or any other Seller) with respect to the Business prior to the Closing Date; provided, that “Products” shall not include any such products that constituted “work-in-process inventory” as of the Closing Date.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

 “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Material into the indoor or outdoor environment or onto, into, or out of any Seller Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Seller Property.

“Remedial Action” means actions required pursuant to applicable Environmental Laws to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release, or minimize the further Release, of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any applicable United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

 “Sellers” has the meaning specified in the first paragraph of this Agreement.

“Seller Agreements” has the meaning specified in Section 5.18.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Sellers under this Agreement.

“Seller Group Member” means (i) Sellers and their respective Affiliates, (ii) the managers, directors, officers and employees of each of the Sellers and their respective Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by any Seller and used in the Business.

 “Sellers’ Compensation Commitments” has the meaning specified in Section 5.15(b).

“Sellers’ ERISA Plans” has the meaning specified in Section 5.15(d).

“Sellers’ Knowledge” (or words to similar effect) means the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.1(C).

“Sellers’ Non-ERISA Plans” has the meaning specified in Section 5.15(a).

“Sellers’ Representative” has the meaning specified in Section 13.7.

“Seller’s Representative Agreement” has the meaning specified in Section 13.7.

“Sellers’ Transaction Expenses” has the meaning specified in Section 2.4(f).

“Seller Warranty Claims” has the meaning specified in Section 8.5(a).

“Seller Warranties” has the meaning specified in Section 8.5(a).

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subcontract” shall mean that certain Subcontract Agreement between Buyer and Sellers, substantially in the form of attached Exhibit H.

“Subsidiary” has the meaning specified in Section 5.2(a).

“Survey”, with respect to each parcel of Owned Real Property, means a survey of such property acceptable to Buyer and the title company issuing the Title Policy with respect to such property, dated no earlier than the date of this Agreement, and:  (i) showing (A) lot lines and monuments; (B) exterior building lines and the location of buildings on the Owned Real Property (exclusive of building or other improvement heights); (C) recorded easements (both burdening and/or benefiting such property); (D) title exceptions of record (to the extent such items can be located by the surveyor); (E) public thoroughfare access locations; (F) utilities (including water, sewer, gas, electric and telephone lines to the point of connection with the public systems); (G) other above-ground improvements (including roads, streets, driveways and sidewalks) located on or abutting contiguous with the Owned Real Property; (H) location of navigable water courses or water bodies; (I) loading docks and parking spaces; and (J) the square footage of the land; (ii) evidencing the fact that there are no encroachments from adjoining properties onto such property or from such property onto adjoining properties; (iii) containing any appropriate flood plain designation; and (iv) being certified by a land surveyor, registered in the state in which such property is located, as having been prepared in compliance with ALTA land survey standards, which certification shall run to the benefit of Buyer, and such title company.

“Tail Policy” means a policy of insurance purchased by Sellers, effective at or before the Closing Date, and in form and substance reasonably acceptable to Buyer, which includes Buyer as a named insured, and which provides insurance for a period of not less than six (6) years, with respect to any product liability or claims for injury to person or property, regardless of when made or asserted, relating to any Products.

“Tax” (and, with correlative meaning, “Taxes”) means: (i)  any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, escheat or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability of a Seller for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation of a Seller under any Tax sharing arrangement or Tax indemnity agreement or as transferee, successor or otherwise.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 11.3(a).

“Title Policy”, means, with respect to any Owned Real Property, an ALTA owner’s title insurance policy, 2006 form, and, with respect to any Leased Real Property, an ALTA leasehold owner’s title insurance policy, 2006 form, in each case with (i) an effective date of the Closing Date; (ii) extended coverage over all of the general exceptions (including any such exceptions pertaining to rights or claims of parties in possession, survey matters, easements or claims of easements not shown by the public records, mechanic’s liens, and taxes or special assessments not shown as existing liens); (iii) a Form 3.1 zoning endorsement (including parking and loading docks); (iv) a contiguity endorsement, if applicable; (v) a public thoroughfare access endorsement; (vi) an owner’s comprehensive endorsement (which shall, among other things, insure compliance with any covenants, conditions and restrictions constituting Permitted Encumbrances); (vii) a survey accuracy endorsement; (viii) a surveyed legal description showing a legal description which is the same as the Title Policy legal description (if applicable); (ix) a tax parcel or tax number endorsement; (x) subdivision endorsement; (xi) in the case of each leasehold owner’s title insurance policy, a leasehold owner’s endorsement; and (xii) such other endorsements as Buyer shall reasonably request, all such endorsements to be in form and substance reasonably satisfactory to Buyer.  The Title Policy shall be written by a nationally recognized title insurance company in amount, form and substance reasonably satisfactory to Buyer and insure that, in the case of Owned Real Property, Buyer has good and marketable title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and in the case of Leased Real Property, Buyer has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.  Buyer’s endorsements set forth above shall be obtained at Buyer’s cost and expense.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

 “Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction Bonuses” means a bonus, payable in cash, to the persons and in the amounts set forth in Schedule 1.1(D).

“Transferring Employees” has the meaning specified in Section 8.3(a).

“UAR Plan” means the Magnum Products, LLC Unit Appreciation Rights Plan, effective as of January 1, 2011 and related award notices to the individuals listed on Schedule 1.1(E).

“Valuation Date” means the close of business on the last business day prior to the Closing Date.

“Valuation Date Working Capital Statement” has the meaning specified in Section 3.3(d).

“Valuation Date Working Capital Amount” means the excess of the current asset accounts listed on Schedule 1.2 over the current liability accounts listed on Schedule 1.2 as of the Valuation Date.

“Warranty Costs” has the meaning specified in Section 8.5(a).

“Warranty Reserve” has the meaning set forth in Section 8.5(a).

“Warranty Service” has the meaning specified in Section 8.5(a).

“Working Capital Escrow Amount” means $500,000.

“Years-of-Service Bonuses” means a bonus, payable in cash, to the persons and in the amounts set forth in Schedule 1.1(F).

1.2. Interpretation

.For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive, and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, and (iv) references to any Seller shall be deemed to include any corporation or other entity that has been merged into or is otherwise a predecessor to such Seller.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Any document, list or other item shall be deemed to have been “made available” to Buyer for all purposes hereof only if such document, list or other item was posted at least one business day before the date hereof in the electronic data room established by Sellers in connection with the transactions contemplated hereby or a physical or electronic copy thereof was delivered to Buyer or its authorized representatives at least one business day before the date hereof.  This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Sellers and all of the assets and properties of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in connection with the Business (other than the Excluded Assets), as the same shall exist on the Closing Date (collectively, the “Purchased Assets”), including all right, title and interest of Sellers in, to and under:

(a) all of the assets reflected on the Balance Sheet, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of Business;

(b) all notes and accounts receivable generated by the Business;

(c) all raw materials, supplies, work-in-process, finished goods and other materials included in the inventory of Sellers with respect to the Business;

(d) the Governmental Permits listed in Schedule 5.9;

(e) the Owned Real Property and options to acquire real property listed in Schedule 5.10(A);

(f) the real estate leases and leasehold improvements listed or described in Schedule 5.10(B);

(g) the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.11(A);

(h) the personal property leases listed in Schedule 5.11(B);

(i) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith) listed in Schedule 5.12(A);

(j) the names “Magnum Products”, “CH&E Pumps” and any trade names, trademarks, service marks or logos to the extent the same incorporate the name “Magnum Products” or any variation thereof;

(k) all Trade Secrets and other proprietary or confidential information used in or relating to the Business;

(l) the Software listed in Schedule 5.12(B);

(m) the Contracts listed in Schedule 5.12(C);

(n) the Contracts listed or described in Schedule 5.17;

(o) all of Sellers’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Sellers with respect to the Business arising out of transactions occurring prior to the Closing Date, except for such rights, claims and causes of action to the extent relating to the Excluded Assets or Excluded Liabilities;

(p) all books and records (including all data and other information stored on discs, tapes or other digital storage media) of Sellers relating to the Purchased Assets and Assumed Liabilities (but excluding all books and records relating to the organization, and existence of any Seller, including without limitation the “record books”, “minute books”, corporate or other entity governance records, tax and accounting records related to or arising out of the Equityholder’s ownership of any Seller entity); and

(q) all Sellers’ rights, claims or interest, if any, in telephone, telex and telephone facsimile numbers and other directory listings utilized by Sellers in connection with the Business.

2.2. Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) any cash, bank deposits and cash equivalents;

(b) all contracts of insurance, other than the Tail Policy;

(c) all corporate minute books and stock transfer books and the corporate seals of Sellers;

(d) any shares of capital stock of any Subsidiaries;

(e) all refunds of any Tax for which a Seller is liable pursuant to Section 8.2;

(f) all employee benefit plans, agreements and arrangements, including the UAR Plan;

(g) all assets set forth on attached Schedule 2.2; and

(h) all right, title and interest in and to any claim(s), Losses, Expenses or other amounts of the Business against any third party to the extent relating to or arising out of any Excluded Liability or Excluded Asset retained by any Seller or Equityholder (as set forth in clauses (a)-(g), above).

2.3. Assumed Liabilities.  On the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to timely pay and  discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:

(a) all liabilities of Magnum, CH&E and MP International with respect to the Business reflected in the Valuation Date Working Capital Statement as a dollar amount;

(b) all liabilities and obligations of Sellers to be paid or performed after the Closing Date under (i) the Seller Agreements, (ii) the Contracts with respect to the Business not required by the terms of Sections 5.11, 5.12(C), and/or 5.17 to be listed in a Schedule to this Agreement, and (iii) the Contracts entered into by a Seller with respect to the Business after the date hereof consistent with the terms of this Agreement; except (A) in each case, to the extent such liabilities and obligations, but for a breach or default by a Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default and (B) in each case, to the extent such liabilities and obligations would be required to be reflected on a Valuation Date Working Capital Statement prepared in accordance with Agreed Accounting Principles and were not reflected in the Valuation Date Working Capital Statement and not taken into account as a deduction in determining Valuation Date Working Capital Amount in connection with the determination of the Purchase Price pursuant to Section 3.3;

(c) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2;

(d) all liabilities of Sellers for which Buyer is liable pursuant to Section 8.3;

(e) subject to Section 8.5, all obligations of Sellers under standard warranties of Sellers as set forth in Schedule 5.24(A) to provide parts for and perform services with respect to, or to repair or replace, any Products; and

(f) subject to Section 8.5, all obligations and liabilities related to or arising out of Buyer’s manufacture, sale and/or distribution of any products whastsoever, whether goods or services, including but not limited to the ITEG Products, to any Governmental Body or to any third person making such purchase for the benefit of a Governmental Body, on behalf of Sellers pursuant to the Subcontract following Closing.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

2.4. Excluded Liabilities.  Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) all liabilities and obligations, including any claims, actions or proceedings, regardless of when made or asserted, relating to, resulting from or arising out of the operation of the Business on or prior to the Closing Date (except to the extent individually identified and reflected as a dollar amount in Valuation Date Working Capital Statement);

(b) any liabilities and obligations related to, or arising from (i) the occupancy, operation, use or control of any of the Seller Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Environmental Law, including liabilities and obligations related to, or arising from, any Release of any Hazardous Materials on, at or migrating from (A) the Seller Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder or (B) any real property or facility owned by a third Person to which Hazardous Materials generated by the Business were sent or came to be present prior to the Closing Date;

(c) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to any Products;

(d) any liabilities in respect of Taxes for which a Seller is liable pursuant to Section 8.2;

(e) any costs and expenses incurred by Seller incident to (i) its negotiation and preparation of this Agreement, including any expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Seller or any Affiliate of Seller, or who is otherwise entitled to any compensation or payment from any Seller, in connection with any of the transactions contemplated by the Agreement or (ii) its performance and compliance with the agreements and conditions contained herein;

(f) any liabilities or obligations of Sellers in respect of change-in-control, transaction bonus or similar payments payable to directors, officers or employees of Sellers in connection with the consummation of the transactions contemplated hereby (together with the costs and expenses described in Section 2.4(e), the “Sellers’ Transaction Expenses”);

(g) any costs or expenses incurred by Sellers in respect of the Tail Policy;

(h) any liabilities arising from or related to the issuance of IRS Forms W-2 for certain year end cash bonus payroll matters described in Schedule 5.16;

(i) any liabilities or obligations in respect of any Excluded Assets;

(j) any payables, expenses or other liabilities or obligations of Sellers not individually listed in the Valuation Date Working Capital Statement or in excess of the Valuation Date Working Capital Amount;

(k) except to the extent assumed pursuant to Section 2.3(e), any obligations with respect to any return claim, warranty claim or other obligations to provide parts for and service with respect to, or to repair or replace, any Products;

(l) any liabilities in respect of lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.19 or relating to the period prior to the Closing (including any of the foregoing relating to the failure or the alleged failure by Sellers to comply with applicable Requirements of Laws or perform its obligations or otherwise comply with the terms of any Seller Agreement);

(m)  any liability under or with respect to all employee benefit plans, agreements and arrangements of Sellers, including the UAR Plan, or arising in connection with the employment and pay practices, of Seller or any of its Affiliates;

(n) any liabilities or obligations relating to, in respect of, or that may become owed to, employees of the Business, including accrued compensation and worker’s compensation claims, relating to the period prior to the Closing;

(o) any payables and other liabilities or obligations of a Seller with respect to the Business to another Seller or any Affiliate of a Seller; and

(p) any and all Indebtedness of a Seller or any Affiliate of a Seller.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be determined in accordance with the provisions of this Article III, and shall be equal to:  (i) $80,000,000; (ii) (A) minus the amount by which the Valuation Date Working Capital is less than $21,908,441 (the “Negative Working Capital Adjustment Amount”), or (B) plus the amount by which the Valuation Date Working Capital is more than $21,908,441 (the “Positive Working Capital Adjustment Amount”); plus (iii) any Additional Payments paid by Buyer pursuant to Section 3.5; minus (iv) the Closing Date Retention Plan Amount.

3.2. Determination of Estimated Closing Date Cash Payment.  At least two business days prior to the Closing Date, Sellers shall deliver to Buyer a certificate executed on behalf of each Seller by a duly authorized officer of each Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Sellers’ best estimate of the Estimated Closing Date Cash Payment, including an estimate of the various accounts which such officers anticipate based upon the most recent available financial statements will be reflected on the Valuation Date Working Capital Statement prepared in accordance with the Agreed Accounting Principles.  Such Estimated Closing Date Cash Payment shall be subject to approval by Buyer, which shall not be unreasonably withheld.

3.3. Determination of Closing Date Cash Payment.

(a) As promptly as practicable following the Closing Date (but not later than 60 days after the Closing Date), Sellers (with the reasonable cooperation of the Buyer’s employees) shall:

(i) prepare, in accordance with the Agreed Accounting Principles, a statement setting forth Sellers’ determination of the Valuation Date Working Capital Amount (the “Preliminary Valuation Date Working Capital Statement”);

(ii) determine the Closing Date Cash Payment in accordance with the provisions of this Agreement (such Closing Date Cash Payment as determined by Sellers being referred to as the “Preliminary Closing Date Cash Payment”); and

(iii) deliver to the Buyer the Preliminary Valuation Date Working Capital Statement and a certificate setting forth the Preliminary Closing Date Cash Payment (the “Preliminary Accounting Report”).

The inventory valuation set forth in the Preliminary Valuation Date Working Capital Statement shall be based on a physical inventory to be taken by Sellers on a mutually agreed upon date certain after the date hereof, as agreed to by Buyer and Sellers, and at which representatives of Buyer and  Sellers are to be present, as adjusted by Sellers’ inventory records for the period between the Valuation Date and the taking of such physical inventory.   Prior to commencing the foregoing inventory, Sellers shall provide to Buyer Sellers’ inventory procedures, including without limitation, sampling procedures, if any, permitted to be used by Sellers with respect to some or applicable portions of the inventory which, subject to the consent of the Buyer, not to be unreasonably withheld, shall be used in the foregoing inventory.

(b) Promptly following receipt of the Preliminary Accounting Report, the Buyer shall review the same and, within 60 days after the date of such receipt, may deliver to Sellers’ Representative a certificate (signed by the Buyer) setting forth its objections, if any, to the Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment as set forth in the Preliminary Accounting Report, together with a summary in reasonable detail of the reasons therefor and calculations, if available, which in its view are necessary to eliminate such objections.  If the Buyer does not timely object within such 60-day period, the Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Working Capital Statement” and the Closing Date Cash Payment, respectively, for purposes of this Agreement (but shall not limit the representations and warranties of the parties set forth elsewhere in this Agreement).

(c) If the Buyer objects to the Sellers’ Representative’s Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment within such 60-day period, Sellers’ Representative and Buyer shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment and, if the Buyer and Sellers’ Representative so resolve any such differences, the Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment set forth in the Preliminary Accounting Report, as adjusted by the Agreed Adjustments shall be final and binding as the Valuation Date Working Capital Statement and the Closing Date Cash Payment, respectively, for purposes of this Agreement (but shall not limit the representations, warranties of the parties set forth elsewhere in this Agreement).

(d) If a Buyer objection is not resolved by Agreed Adjustments within the 60-day period next following such 60-day period, then Sellers’ Representative and the Buyer shall submit matters then unresolved to BDO USA, LLP (or to such other accounting firm acceptable to both the Buyer and Sellers’ Representative, which firm shall have no prior or present material business relationship with either Buyer or any of the Sellers) and such firm (the “Accounting Firm”) shall be directed by Sellers’ Representative and the Buyer to resolve the unresolved objections (based solely on the presentations by Sellers’ Representative and by the Buyer as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Sellers’ Representative and the Buyer setting forth such Accounting Firm’s resolution of the disputed matters.  The Preliminary Valuation Date Working Capital Statement and the Preliminary Closing Date Cash Payment, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Working Capital Statement” and the Closing Date Cash Payment, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) The parties hereto shall make available to Buyer, the Sellers’ Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm shall be split equally between Buyer and Sellers.

3.4. Adjustment of Estimated Closing Date Cash Payment.  Promptly (but not later than five business days) after the determination of the Closing Date Cash Payment pursuant to Section 3.3 that is final and binding as set forth therein:

(i) if the Closing Date Cash Payment exceeds the Estimated Closing Date Cash Payment, Buyer shall (A) pay to the Sellers’ Representative, for the benefit of Sellers, by wire transfer of immediately available funds to such bank account of the Sellers’ Representative as the Sellers’ Representative shall designate in writing to Buyer, an amount equal to the excess of the Closing Date Cash Payment over the Estimated Closing Date Cash Payment, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate, and (B) pursuant to the terms of the Escrow Agreement, cause to be released from the Escrow Account for the benefit of Sellers, the Working Capital Escrow Amount; or

(ii) if the Estimated Closing Date Cash Payment exceeds the Closing Date Cash Payment, Sellers shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to the Sellers’ Representative, an amount equal to the excess of the Estimated Closing Date Cash Payment over the Closing Date Cash Payment, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; provided, however, that Sellers first shall use the Working Capital Escrow Amount held in the Escrow Account, or the necessary portion thereof, to pay such excess, with the balance thereof, if any, promptly remitted to Sellers pursuant to the Escrow Agreement.

3.5. Additional Payments. The Purchase Price shall include additional payments, if any, to be made by Buyer to Sellers (each such payment an “Additional Payment”) based on the sale by the Buyer of certain products of the Business during each calendar quarter (or any portion thereof) (each such period, an “Additional Period”) that falls within the five years and six months commencing on the Closing Date, to be determined as follows:

(a) The amount of any Additional Payment in respect of an Additional Period shall be equal to an amount equal to 10% of the gross amounts invoiced by the Buyer, net of volume and other rebates and discounts, any amounts in respect of insurance, freight, taxes and other similar expenses, and returns and any warranty claims, each relating to sales of the products listed on Schedule 3.5 (“ITEG Products”) to the customers listed on Schedule 3.5 during such Additional Period.  Buyer shall invoice all ITEG Products customers worldwide for all ITEG Products in the ordinary course of business.  Sales of ITEG Products to customers subject to this Section 3.5 shall mean and include, any third party which assumes, undertakes, consolidates, replaces or otherwise performs the purchasing and procurement functions of any customer set forth therein for the benefit of such customer.

(b) As promptly as practicable following the end of each Additional Period (but not later than 30 days after the end of each Additional Period), Buyer shall determine the Additional Payment in respect of such Additional Period (such Additional Payment as determined by Buyer being referred to as the “Preliminary Additional Payment”) and, subject to a reasonable confidentiality agreement between Buyer and Sellers, deliver to the Sellers’ Representative a certificate setting forth, in reasonable detail, (i) all ITEG Product sales by customer, (ii) all ITEG Product sales by customers listed on Schedule 3.5, (iii) rebates, discounts, returns, and warranty claims, if any, relating to ITEG Products, and (iv) the Additional Payment, if any, to be paid to Sellers for such Additional Period (the “Preliminary Additional Payment Report”).

(c) Promptly following receipt of the Preliminary Additional Payment Report, the Sellers’ Representative may review the same and, within 60 days after the end of the calendar year to which such Preliminary Accounting Report relates (the “ITEG Dispute Period”) may deliver to Buyer a certificate (signed by the Sellers’ Representative) setting forth its objections to the Preliminary Additional Payment as set forth in the Preliminary Additional Payment Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  If the Sellers’ Representative does not so object within the applicable ITEG Dispute Period, the Preliminary Additional Payment Report and the Preliminary Additional Payment set forth in the Preliminary Additional Payment Report shall be final and binding as the “Additional Payment Report” and the Additional Payment, respectively, for purposes of this Agreement.

(d) If Sellers so object within the applicable ITEG Dispute Period, Buyer and Sellers, acting through the Sellers’ Representative, shall use their reasonable efforts to resolve by Agreed Adjustments any differences as to the Preliminary Additional Payment Report and the Preliminary Additional Payment and, if the Sellers’ Representative and Buyer so resolve any such differences, the Preliminary Additional Payment Report and the Preliminary Additional Payment set forth in the Preliminary Additional Payment Report as adjusted by the Agreed Adjustments shall be final and binding as the Additional Payment Report and the Additional Payment for the relevant Additional Period, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.  Subject to a reasonable confidentiality agreement between Buyer and Sellers, Sellers shall have the right to inspect and audit all of Buyer’s books and records reasonably necessary to evaluate the accuracy of Buyer’s determination of any Additional Payments(s) arising from or out of the sale of ITEG Products.  Sellers may, at their cost and expense, engage such third party accountants as they determine in their sole discretion to conduct such an inspection and/or audit; provided, however, Buyer shall reimburse Sellers for all such costs and expenses if and to the extent that any report is materially inaccurate or Additional Payment(s) is/are discovered to be made in material error by Buyer.

(e) If any objections raised by the Sellers’ Representative are not resolved by Agreed Adjustments, within the 30-day period next following the applicable ITEG Dispute Period, then Buyer and the Sellers’ Representative shall submit the objections that are then unresolved to the Accounting Firm, and such firm shall be directed by Buyer and the Sellers’ Representative to resolve the unresolved objections (based solely on the presentations by Buyer and by the Sellers’ Representative as to whether any disputed matter had been determined in a manner consistent with Section 3.5(a) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Sellers setting forth its resolution of the disputed matters.  The Preliminary Additional Payment Report and the Preliminary Additional Payment, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Additional Payment Report” and the Additional Payment for the relevant Additional Period, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(f) The parties hereto shall make available to Buyer, the Sellers’ Representative and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Additional Payment Report or any matters submitted to the Accounting Firm.  All fees and expenses charged by the Accounting Firm shall be split equally between Sellers and Buyer, respectively.

(g) Promptly (but not later than five business days) after the final determination of an Additional Payment for an Additional Period in accordance with this Section 3.5, Buyer shall pay to the Sellers’ Representative, as representative of the Sellers, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative for the benefit of the appropriate Seller(s), in writing, an amount equal to the amount, if any, of such Additional Payment.

(h) If, at any time during any Additional Period, Buyer enters into any transaction or series of related transactions to sell that portion of the Business that includes the manufacture, distribution and sale of the ITEG Products, Buyer shall require that any successor-in-interest to the ITEG Products assume and covenant to undertake and timely and faithfully discharge all of Buyer’s obligations set forth in this Section 3.5.

(i) As long as any Additional Period remains outstanding, Buyer covenants and agrees that it shall act in a commercially reasonable manner with respect to the ITEG Products and shall support the ITEG Products in a commercially reasonable manner that would not as its purpose seek to deprive the Sellers of the Additional Payments.

(j) Upon 30 days advance written notice to Buyer, Sellers (or any of them) may transfer and assign all of their, right, title and interest in and to the Additional Payments to an Equityholder or any controlled Affiliate of any Seller or Equityholder for all Additional Periods required to be made following the effective date of such notice.  Following such effective date, Buyer shall make all Additional Payments due thereafter to the assignee of Sellers designated in such notice, and Sellers’ permitted assignee(s) shall have all of the rights and obligations of Sellers pursuant to this Section 3.5, including without limitation the right to enforce this provision against Buyer.

3.6. Allocation of Purchase Price. Sellers and Buyer mutually agree that, for Tax purposes, they shall allocate the Purchase Price (including for purposes of this Section 3.6, the Estimated Closing Date Cash Payment, any adjustment to the Estimated Closing Date Cash Payment determined pursuant to this Agreement, any Additional Payment and any other consideration, including the Assumed Liabilities) among the Purchased Assets and the covenants not to compete granted pursuant to Section 8.1 below in a manner consistent with Section 1060 of the Code and Schedule 3.6.  Within a reasonable period of time prior to the due date for filing any income Tax Return on which a payment made pursuant to this Agreement is required to be reported, Buyer shall deliver to Sellers’ Representative a schedule setting forth  a purchase price allocation, prepared in accordance with the preceding sentence, that takes into account all payments through the end of the period to which such Tax Return relates (each, an “Allocation Schedule”).  Sellers agree that promptly after receiving an Allocation Schedule from Buyer, Sellers’ Representative, as representative of Sellers, shall return an executed copy thereof to Buyer; provided that if Sellers disagree with an Allocation Schedule, Sellers’ Representative shall promptly notify Buyer of such disagreement and Sellers and Buyer shall negotiate in good faith to resolve such disagreement prior to the date on which the related Tax Return is required to be filed.  Sellers and Buyer covenant and agree to file all income Tax Returns (including IRS Forms 8594) in a manner consistent with the relevant Allocation Schedules, and neither Sellers nor Buyer shall take, or shall permit any Affiliate to take, any position for Tax purposes that is materially inconsistent with the Allocation Schedule on any income Tax Return or otherwise.  Sellers and Buyer agree to provide the other promptly with any other information required to complete IRS Form 8594.

ARTICLE IV

CLOSING

4.1. Closing Date.  The Closing shall be consummated on the second business day following the satisfaction or waiver of the conditions set forth in Articles IX and X at such time or such later date as may be agreed upon by Buyer and the Sellers’ Representative after the conditions set forth in Articles IX and X have been satisfied, at the offices of Godfrey & Kahn, S.C. in Milwaukee, Wisconsin, or by electronic transmission, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers.  The Closing shall be deemed to have become effective as of 12:01 A.M., Milwaukee time, on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.”

4.2. Payment on the Closing Date.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Buyer shall (i) pay the Sellers’ Representative, for the benefit of Sellers, an amount equal to the Estimated Closing Date Cash Payment minus the Escrow Amount, minus an amount equal to Sellers’ Indebtedness on the Closing Date (the “Closing Date Indebtedness Amount”), minus Sellers’ Transaction Expenses, such amount to be paid by wire transfer of immediately available funds to a bank account in the United States specified by the Sellers’ Representative in writing to Buyer at least two business days prior to the Closing, (ii) deposit the Escrow Amount in accordance with the terms of the Escrow Agreement and (iii) on behalf of Sellers, pay to the applicable recipients thereof, as specified by the Sellers’ Representative in writing to Buyer at least two business days prior to the Closing, the Closing Date Indebtedness Amount and the Sellers’ Transaction Expenses.

4.3. Buyer’s Additional Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Buyer shall deliver to Sellers all the following:

(a) a copy of Buyer’s Articles of Organization certified as of a recent date by the Department of Financial Institutions of the State of Wisconsin;

(b) a certificate of status of Buyer issued as of a recent date by the Department of Financial Institutions of the State of Wisconsin;

(c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Articles of Organization of Buyer since a specified date; (ii) the limited liability company operating agreement of Buyer; (iii) the resolutions of the member of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(d) the Instrument of Assumption duly executed by Buyer;

(e) the certificate of Buyer contemplated by Section 10.1, duly executed by an authorized officer of Buyer;

(f) the Escrow Agreement duly executed by Buyer;

(g) an opinion of counsel to Buyer substantially in the form contained in Exhibit D1;

(h) the Joseph Consulting Agreement, duly executed by Buyer;

(i) the Closing Date Retention Plan, duly adopted by Buyer; and

(j) the Subcontract, duly executed by Buyer.

4.4. Sellers’ Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing, Sellers shall deliver to Buyer all the following:

(a) a copy of the certificate or articles of incorporation or organization of each Seller certified as of a recent date by the appropriate office or agency of its state or other jurisdiction of organization;

(b) a certificate of good standing of each Seller issued as of a recent date by the appropriate office or agency of its state or other jurisdiction of organization;

(c) a certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate or articles of incorporation or organization of such Seller since a specified date; (ii) the bylaws and/or limited liability company operating agreement of such Seller; (iii) the resolutions of the board of directors or managers of such Seller, if applicable, and of the stockholder(s) or member(s) of such Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Seller executing this Agreement and any Seller Ancillary Agreement;

(d) an opinion of counsel to Sellers and the Equityholders substantially in the form contained in Exhibit D2;

(e) the Instrument of Assignment duly executed by Sellers;

(f) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(g) all consents, waivers or approvals obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(h) the Closing Date Retention Plan, duly executed by each of the participants in the Closing Date Retention Plan;

(i) an Employee Disclosure and Noncompete Agreement in the form set forth in Exhibit I, duly executed by each of the participants in the Closing Date Retention Plan;

(j) the Escrow Agreement duly executed by Sellers;

(k) the Subcontract duly executed by Sellers;

(l) a Tail Policy in full force and effect;

(m) the Joseph Consulting Agreement, duly executed by Michael Joseph;

(n) certificates of each Seller, dated as of the Closing Date and duly executed on behalf of such Seller by an authorized officer of such Seller, to the effect that the conditions to closing set forth in Sections 9.1 and 9.2 have been satisfied (the “Bring-Down Certificates”);

(o) a certificate of each Seller conforming to the requirements of United States Treasury Regulations Section 1.1445-2(b)(2);

(p) a special warranty deed with respect to each of the parcels of Owned Real Property, duly executed and acknowledged by the appropriate Seller and in form and substance reasonably satisfactory to Buyer;

(q) an assignment, in recordable form, with respect to each of the leases of Leased Real Property, duly executed by the appropriate Seller and in form and substance reasonably satisfactory to Buyer;

(r) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by the appropriate Seller and in form and substance reasonably satisfactory to Buyer;

(s) evidence prior to Closing of the amount(s) necessary at Closing to pay off all Indebtedness of Sellers and the release of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances, in form and in substance reasonably satisfactory to Buyer;

(t) evidence prior to Closing of the amount(s) necessary at Closing to pay off Sellers’ Transaction Expenses, in form and in substance reasonably satisfactory to Buyer;

(u) evidence of the termination of the Joseph Lease, in form and in substance reasonably satisfactory to Buyer;

(v) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer; and

(w) transfer tax declarations duly executed and acknowledged by the entities holding the Owned Real Property and Leased Real Property, if applicable, in a form and substance reasonably satisfactory to Buyer.

In addition to the above deliveries, Sellers shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE EQUITYHOLDERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers and the Equityholders, jointly and severally, hereby represent and warrant to Buyer, and agree as follows:

5.1. Organization of Sellers and Equityholders.

(a) Schedule 5.1(A) sets forth a listing of the legal name and jurisdiction of organization of each Seller.  Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.  Each Seller is duly qualified to transact business as a foreign corporation or limited liability company, as applicable, and is in “good standing” (or the functional equivalent thereof) in each jurisdiction listed in Schedule 5.1(A), which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification, except in such jurisdictions where the failure to so qualify, individually or in the aggregate, has not had, and could not reasonably be expected to have, a material adverse effect on the Purchased Assets or Business.  Each Seller has full corporate or limited liability company power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

(b) Each Equityholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its affairs as now conducted.

(c) True and complete copies of the organizational documents, as amended to date, of each Seller and each Equityholder have been made available to Buyer.

(d) All of the issued and outstanding equity interests of Sellers are held of record and beneficially owned directly or indirectly by the Equityholders.  Except as set forth in Schedule 5.1(D), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock or limited liability company interests of any Seller.

(e) Joseph Properties does not have assets or properties other than the Owned Real Property and carries on no business or operations other than the ownership of such Owned Real Property.  MP Services does not have any assets or properties other than accounts receivable and carries on no business or operations.  Except as set forth on Schedule 5.1(E), Joseph Properties and MP Services do not have any obligations or liabilities, whether direct or indirect, known or unknown, absolute or contingent.

5.2. Subsidiaries and Investments.

(a) Schedule 5.2(A) sets forth a list of each corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business (i)  in which a Seller, directly or indirectly, owns of record or beneficially 50% or more of the outstanding voting securities or of which it is a general partner (each such corporation, partnership, limited liability company, joint venture or other entity being referred to herein as a “Subsidiary”), (ii) in which a Seller, directly or indirectly, owns of record or beneficially any outstanding voting securities or other equity interests or (iii) which is Controlled by a Seller.

(b) Schedule 5.2(B) sets forth, with respect to each Subsidiary, (i) the authorized capital stock, partnership units, membership interests or other equity interest of such Subsidiary, (ii) the number of issued and outstanding shares of capital stock, partnership units, membership interests or other equity interest, (iii) the number of issued shares of capital stock, partnership units, membership interests or other equity interests held in treasury and (iv) the number of shares of capital stock, partnership units, membership interests or other equity interests which are unissued and not reserved for any purpose.  Except as set forth in Schedule 5.2(B) and except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of shares of capital stock, partnership units, membership interests or other equity interests of any of the Subsidiaries.  All of the outstanding shares of shares of capital stock, partnership units, membership interests or other equity interests of each of the Subsidiaries are validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock, partnership units, membership interests or other equity interests of each of the Subsidiaries are owned by a Seller of record and beneficially free from all Encumbrances, except as set forth in Schedule 5.2(B).

(c) Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified or licensed to transact business as a foreign entity and is in good standing in each jurisdiction listed under its name in Schedule 5.2(C), which jurisdictions are the only ones in which the ownership or leasing of such Subsidiary’s assets or the conduct of such Subsidiary’s business requires such qualification or licensing, except in such jurisdictions where the failure to so qualify, individually or in the aggregate, has not had, and could not reasonably be expected to have, a material adverse effect on the Purchased Assets or Business.  No other jurisdiction has demanded, requested or otherwise indicated that such Subsidiary is required so to qualify or be licensed.  Each Subsidiary has full corporate, partnership, limited liability company or other power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(d) True and complete copies of the organizational documents, as amended to date, of each of the Subsidiaries have been made available to Buyer.

5.3. Authority of Sellers and Equityholders.

(a) Each Seller and each Equityholder has full power and authority and legal capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements to which it is a party by each Seller and each Equityholder has been duly authorized and approved by the trustees, boards of directors or managers, if any, and by the beneficiaries or equityholders, if any, of each Seller and each Equityholder and does not require any further authorization or consent of any Seller or Equityholder or its beneficiaries or equityholders.  This Agreement has been duly authorized, executed and delivered by each Seller and each Equityholder, and is the legal, valid and binding obligation of each Seller and each Equityholder enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which it is a party has been duly authorized by each Seller and each Equityholder and upon execution and delivery by each Seller and each Equityholder will be a legal, valid and binding obligation of each Seller and each Equityholder, respectively, enforceable in accordance with its terms;  provided, however, the enforceability of this Agreement, the Seller Ancillary Agreements, and each Seller Agreement is subject to:  (i) applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally, and (ii) general principles of equity, regardless whether considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief, and other equitable remedies.

(b)  Except as set forth in Schedule 5.3(B), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the articles of incorporation, articles of organization, trust instrument, limited liability company operating agreement, bylaws or similar organizational documents of Sellers and, if not a natural person, each Equityholder, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which a Seller or an Equityholder is a party or any of the Purchased Assets is subject or by which a Seller or an Equityholder is bound, (D) any Court Order to which a Seller or an Equityholder is a party or any of the Purchased Assets is subject or by which a Seller or an Equityholder is bound, or (E) any Requirements of Laws affecting a Seller or an Equityholder, the Purchased Assets or the Business; or

(ii) require the approval, consent, authorization or act of, or the making by a Seller or an Equityholder of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

5.4. Financial Statements of Magnum; Internal Controls.

(a) Schedule 5.4(A) contains (i) the audited consolidated balance sheets of Magnum and its Subsidiaries as of December 31, 2010 and December 31, 2009 and the related consolidated statements of income, changes in members’ equity and cash flows for the two year(s) then ended, together with the appropriate notes to such financial statements and the audit report thereon of Schenck, S.C. (such audited statement of financial position of  Magnum and its Subsidiaries as of December 31, 2010 being herein referred to as the “Balance Sheet” and December 31, 2010 being referred to herein as the “Balance Sheet Date”), and (ii) the unaudited consolidated balance sheet of Magnum and its Subsidiaries as of August 31, 2011 and the related consolidated statements of income, changes in members’ equity and cash flows for the eight (8) months then ended.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income, changes in members’ equity and cash flow have been prepared in conformity with U.S. generally accepted accounting principles consistently applied, and such balance sheets and related statements of income and cash flow present fairly in all material respects the financial position, results of operations and cash flows of the Sellers as of their respective dates and for the respective periods covered thereby.

(b) The books, records and accounts of the Sellers and their Subsidiaries accurately and fairly reflect in all material respects, and in reasonable detail, the transactions in and dispositions of the assets of the Sellers and their Subsidiaries.  The systems of internal accounting controls maintained by the Sellers and their Subsidiaries are, taking into account the size of the Business, sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles consistently applied and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.5. Operations Since Balance Sheet Date.

(a) Since the Balance Sheet Date, there has been:

(i) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, condition (financial or otherwise) or, Sellers’ Knowledge, prospects of the Sellers, and no fact or condition exists or is contemplated or, to the Sellers’ Knowledge, threatened, which might reasonably be expected to cause such a change in the future; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking materially adversely affecting any of the Purchased Assets or the Business.

(b) Except as set forth in Schedule 5.5(B) and except for engaging in discussions regarding the sale of the Business and except for entering into this Agreement and the Seller Ancillary Agreements, since the Balance Sheet Date, Sellers have conducted the Business only in the ordinary course and in conformity with past practice.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Sellers have not:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers by any Seller to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by a Seller after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice;

(ii) cancelled any debts owed to or claims held by a Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances by a Seller from any of its Affiliates in the ordinary course of the Business consistent with past practice) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(iv) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(v) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) allowed the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business, taking into account seasonality and the past business practices;

(vii) made, or agreed to make, any payment of cash or distribution of assets to a Seller or any of its Affiliates;

(viii) instituted any increase in any compensation payable to any employee of a Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Sellers;

(ix) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.2(a) or accelerating deductions to periods for which Sellers are liable pursuant to Section 8.2(a));

(x) made any change in the accounting principles and practices used by a Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;

(xi) made any capital expenditure with respect to the Business or entered into any contract or commitment therefor, other than capital expenditures or contracts, agreements or understandings for capital expenditures referred to in the applicable budget contained in Schedule 5.23;

(xii) made any material change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting; or

(xiii) entered into or become committed to enter into any other material transaction except in the ordinary course of Business consistent with past practice.

5.6. No Undisclosed Liabilities.  Except as set forth in Schedule 5.6, to the Sellers’ Knowledge neither any Seller nor the Purchased Assets is subject to any liability (including unasserted claims), whether absolute, contingent, accrued or otherwise, other than (i) liabilities of the kind and in the amounts shown or reserved for in the Balance Sheet, and (ii) liabilities of the same nature as those set forth in the Balance Sheet that were reasonably incurred in the ordinary course of the Business after the Balance Sheet Date consistent with past practice.

5.7. Taxes.

(a) Except as set forth in Schedule 5.7(A): (i) each Seller has filed all Tax Returns which are required to be filed in respect of the Business and the Purchased Assets and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) all such Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return; (v) there is no action, suit, investigation, audit, claim or assessment pending, proposed, issued or, to Sellers’ Knowledge threatened regarding Taxes with respect to the Business and the Purchased Assets, and, to the Sellers’ Knowledge, no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) there are no Tax rulings, requests for rulings or closing agreements relating to the Business and the Purchased Assets which could materially affect Buyer’s liability for Taxes with respect to the Business and the Purchased Assets for any period after the Closing Date; (viii) there are no liens for Taxes upon the Business and the Purchased Assets except liens relating to Taxes for the current year not yet due; (ix) Sellers have not waived or been requested to waive any statute of limitations in respect of Taxes, which waiver is currently in effect; (x) no claim has ever been made by a taxing authority in a jurisdiction where a Seller has never paid Taxes or filed Tax Returns asserting that such Seller is or may be subject to Taxes assessed by such jurisdiction; (xi) all monies required to be withheld by Sellers (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (xii) none of the Purchased Assets is properly treated as owned by persons other than Sellers for income Tax purposes; and (xiii) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder.  Except as set forth on Schedule 5.7(B), no payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

(c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

5.8. Availability of Assets.

Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in serviceable condition and are suitable for the uses for which intended and the material assets used in the Business are in good condition (subject to normal wear and tear).

5.9. Governmental Permits.

(a) Sellers own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle them to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”).  Schedule 5.9 sets forth a list and brief description of each Governmental Permit.  Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Sellers.

(b) Except as set forth in Schedule 5.9, (i) each Seller has fulfilled and performed its obligations under each of the Governmental Permits, and to the Sellers’ Knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of Sellers under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Sellers; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

5.10. Real Property.

(a) Schedule 5.10(A) contains a copy of the Survey and a brief description of (i) each parcel of real property owned by Sellers and used in or relating to the Business and all easements, rights, interests and appurtenances relating thereto (the “Land”) and all of the buildings, structures and other improvements located thereon, together with all fixtures to real estate, building mechanical systems, equipment and other items which are attached or appurtenant to the Land (collectively, the “Improvements;” and together with the Land, the “Owned Real Property”) (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Encumbrance thereon) and (ii) each option held by Sellers to acquire any real property for use with respect to the Business.  Except as may be disclosed in Schedule 5.10(B), the Sellers are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or purchase any real property.  All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Owned Real Property, as it presently is being used by the Business, and the Owned Real Property has access to and from publicly dedicated streets maintained by a Governmental Body.  Complete and correct copies of any title opinions, property reports and similar agreements, surveys and appraisals in Sellers’ possession or any policies of title insurance currently in force and in the possession of Sellers with respect to each parcel of Owned Real Property have heretofore been delivered by Sellers to Buyer.  All Improvements comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Requirements of Laws for the use thereof, and conform in all material respects to all applicable Requirements of Laws, land use and building ordinances and health and safety ordinances.  Each parcel of Owned Real Property is zoned for the purposes for which the real estate and Improvements thereon have been used in connection with the normal operation of the Business.  Each parcel of Owned Real Property is separately assessed and billed for real property taxes and is not taxed on a combined basis with any real property that is not part of such parcel of Owned Real Property.  No notice from any Governmental Authority has been received by the Sellers, concerning the possible imposition of any special assessments on the Owned Real Property and the Owned Real Property is not subject to any assessments.  Except as set forth on Schedule 5.10(A), there are no service contracts, maintenance contracts, management agreements, leases, security contracts or other agreements entered into by the Business or the Sellers relating to the Owned Real Property or Leased Real Property which will survive the Closing, other than such de minimis contracts and agreements relating to the Owned Real Property or Leased Real Property which (i) are terminable at will or which have a term of less than one year, and (ii) which do not require payment by the Business in a period of one year in excess of $5,000.

(b) Schedule 5.10(B) lists each lease or similar agreement under which (i) any Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”) or (ii) any Seller is lessor of any of the Owned Real Property.  Except as set forth in such Schedule, Sellers have the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Sellers in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Complete and correct copies of any surveys and appraisals in Sellers’ possession or any policies of title insurance currently in force and in the possession of Sellers with respect to each parcel of Leased Real Property have heretofore been delivered by Sellers to Buyer.

(c) To Sellers’ Knowledge, neither the whole nor any part of the Owned Real Property or the Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any Governmental Body.  Sellers have not received notice of condemnation or other taking regarding the Owned or Leased Real Property.

5.11. Personal Property.  Schedule 5.11(A) contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property owned by Sellers having an original cost of $10,000 or more and used in or relating to the Business.  Schedule 5.11(B) lists each lease or other agreement or right, whether written or oral, under which a Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, except for any such lease, agreement or right that is terminable by a Seller without penalty or payment on notice of 30 days or less, or which involves the payment by a Seller of rentals of less than $10,000 per year.

5.12. Intellectual Property; Software

(a) Schedule 5.12(A) lists all registered Copyrights and applications therefor, issued Patent Rights and applications therefor, and registered Trademarks and applications therefor (including all assumed or fictitious names under which a Seller is conducting the Business or has within the previous five (5) years conducted the Business), together with a list of any material unregistered Copyrights, Patent Rights and Trademarks, each as owned by, licensed to or used by a Seller in connection with the conduct of the Business (except for any such rights relating to mass market Software licensed to or used by Sellers that is commercially available and subject to “shrink-wrap” or “click-through” license agreements).

(b) Schedule 5.12(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by a Seller in the conduct of the Business; provided, that Schedule 5.12(B) does not list mass market Software licensed to or used by Sellers that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c) Schedule 5.12(C) contains a list and description (showing in each case the parties thereto) of all Contracts which relate to:  (i) any Copyrights, Patent Rights or Trademarks required to be identified in Schedule 5.12(A); (ii) any Trade Secrets owned by, licensed to or used by a Seller in connection with the conduct of the Business; and (iii) any Software required to be identified in Schedule 5.12(B).

(d) Except as disclosed in Schedules 5.12(B), 5.12(C) and 5.12(D), a Seller either:  (i) owns the entire right, title and interest in and to the Intellectual Property and Software used in the conduct of the Business, free and clear of any Encumbrance; or (ii) has the royalty-free right to use the same.  Except as set forth in Schedule 5.12(D), a Seller is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedule 5.12(A) as being owned by Sellers.

(e) Except disclosed in Schedule 5.12(E):  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.12(A) as being owned by a Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all, to the Sellers’ Knowledge, without challenge of any kind by third parties; (ii) the Intellectual Property disclosed on Schedule 5.12(A) owned by a Seller has not been cancelled or abandoned and is valid and enforceable; (iii) a Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by a Seller, and to the Sellers’ Knowledge, there is no basis for any such action; (iv) Sellers have taken all actions reasonably necessary to protect and where necessary register, the Intellectual Property owned by or licensed to a Seller; (v) Sellers are not in breach of any Contract affecting the Intellectual Property or Software used by Sellers and have not taken any action that would impair or otherwise adversely affect Sellers’ rights in the Intellectual Property used by Sellers; and (vi) there are no pending or, to Sellers’ Knowledge, threatened, interferences, re-examinations, oppositions or cancellation proceedings involving the Patent Rights or Trademarks of any Seller.

(f) Except as set forth in Schedule 5.12(F):  (i)  no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in writing to Sellers in respect of the operations of the Business; (iii) no claim of invalidity of any Intellectual Property owned by a Seller has been made by any other Person; (iv)  no proceedings are pending or, to Sellers’ Knowledge, threatened that challenge the validity, ownership or use of any Intellectual Property owned by a Seller; (v) Sellers have not had notice of, or knowledge of any basis for, a claim against Sellers that the operations, activities, products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person; and (vi) to the Sellers’ Knowledge, no Person infringes, misappropriates or violates any Intellectual Property or Software owned or exclusively licensed to a Seller.

(g) Except as disclosed in Schedule 5.12(G), the Software owned by Sellers and required to be disclosed on Schedule 5.12(B), operates in all material respects in accordance with and conforms in all material respects in to any specifications, manuals, guides, descriptions or other similar documentation.  The Software owned, licensed or used by Sellers and the computing systems and networks used by Sellers which is required to be disclosed on Schedule 5.12(B), (i) are free in all material respects of viruses, worms, trojan horses and other known contaminants, (ii) do not contain any material errors, or problems of a material nature that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, (iii) have not been subject to any breach, penetration or intrusion by an unauthorized third party, and (iv) have not been licensed by Sellers to any third party except for customers of Sellers in the ordinary course of Business.  The Software owned, licensed or used by Sellers, and which is required to be disclosed on Schedule 5.12(B), are not licensed pursuant to an “open source” license, do not incorporate and are not based on any software that is licensed pursuant to an “open source” license.

(h) Except as disclosed in Schedule 5.12(H), no Intellectual Property or Software listed on Schedule 5.12(B) used in the Business is subject to any use, transfer, licensing, assignment, change of control, site, equipment, or other operational limitations, whether pursuant to a Contract or any order, judgment, writ, injunction or decree of any court or Governmental Body.

(i) Except as disclosed in Schedule 5.12(I), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of a Seller or any predecessor in interest thereto either:  (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which a Seller is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

(j) Except as disclosed in Schedule 5.12(J), each Seller has entered into Contracts with employees, consultants, officers, directors and agents sufficient to own and maintain the confidentiality of the confidential information, Trade Secrets, business processes and other know-how of the Sellers, the value of which is dependent upon the maintenance of the confidentiality thereof.  There has been no unauthorized disclosure or use by consultants, officers, directors, agents or to Sellers’ Knowledge employees (other than officers and directors) of, and there has otherwise been no unauthorized disclosure or use of, confidential information, trade secret rights, business processes and other know-how of any Seller.  The Sellers have taken commercially reasonable steps to prevent the unauthorized disclosure or use of confidential information, Trade Secrets, business processes and other know-how of the Sellers.

5.13. Accounts Receivable; Inventories.

(a) All accounts receivable of Sellers have arisen from bona fide transactions by Sellers in the ordinary course of the Business.  All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet; and all accounts receivable to be reflected in the Valuation Date Working Capital Statement will be good and collectible in the ordinary course of Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.

(b) Sellers’ inventories (including raw materials, supplies, work-in-process, finished goods and other materials): (i) are, subject to obsolescence of a magnitude reflected in the reserve for inventory obsolescence contained in the Balance Sheet and the Valuation Date Working Capital Statement, in good, merchantable and useable condition, (ii) are reflected in the Balance Sheet, and will be reflected in the Valuation Date Working Capital Statement, at the lower of cost or market in accordance with generally accepted accounting principles and (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of Business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of Business.  The inventory obsolescence policies of Sellers are appropriate for the nature of the products sold and the marketing methods used by the Business, the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date, and the reserve for inventory obsolescence to be contained in the Valuation Date Working Capital Statement will fairly reflect the amount of obsolete inventory as of the Closing Date.  Schedule 5.13 sets forth a list of places where material inventories of Sellers were located as of June 30, 2011.

5.14. Title to Property.  Sellers have good and marketable title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.14.  Sellers have good and marketable title to all of the other Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Sections 4.3 and 4.4, Sellers will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

5.15. Employees and Related Agreements; ERISA.

(a) Schedule 5.15(A) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, retention, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, unemployment compensation, hospitalization or other medical, disability, life or other insurance, fringe benefit arrangement or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, to which a Seller or any of their Affiliates is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.15(d) (“Sellers’ Non-ERISA Plans”).

(b) Schedule 5.15(B) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee, or independent contractor (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which a Seller or any of their Affiliates is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Sellers’ Non-ERISA Plans and other than plans of the type described in Section 5.15(d) (“Sellers’ Compensation Commitments”).

(c) Sellers have delivered or made available  to Buyer correct and complete copies of all written Sellers’ Non-ERISA Plans and Sellers’ Compensation Commitments and of all related insurance and annuity policies and Contracts and other documents with respect to each Sellers’ Non-ERISA Plan and Sellers; Compensation Commitment.  Schedules 5.15(A) and 5.15(B) contain a description of all oral Sellers’ Non-ERISA Plans and Sellers’ Compensation Commitments.

(d) Schedule 5.15(D) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Sellers or any of their Affiliates with respect to the Business (collectively, “Sellers’ ERISA Plans”).   Neither Sellers nor any of their Affiliates have ever maintained or contributed to any employee pension benefit plan that is subject to Title IV of ERISA and neither Sellers nor any of their Affiliates have ever been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(e) Sellers have delivered or made available to Buyer, with respect to each of Sellers’ ERISA Plans, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 2008, and (v) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit.

(f) Each of Sellers’ ERISA Plans which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and, to the Sellers’ Knowledge, no circumstance exists which might cause such Plan to cease being so qualified.

(g) Except as set forth on Schedule 5.15(G), each, of Sellers’ Non-ERISA Plans, Sellers’ ERISA Plans and Sellers’ Compensation Commitments complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Sellers’ Knowledge, threatened involving any such plan or commitment or the assets of any such plan or commitment.

(h) Neither the Sellers nor any of their Affiliates have any obligations under any of Sellers’ Non-ERISA Plans, Sellers’ Compensation Commitments or Sellers’ ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Sellers or any of their Affiliates, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(i) Neither the Sellers nor any of their Affiliates have  any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Sellers’ ERISA Plans which is subject to Title IV of ERISA were terminated as of the Closing Date, Sellers would have no liability under Title IV of ERISA as a result of such termination.

(j) No litigation, arbitration or other claim has been commenced with respect to any Sellers’ ERISA Plans, Sellers’ Non-ERISA Plans or Sellers’ Compensation Commitments and, to the knowledge of the Sellers, no such litigation, arbitration or other claim is threatened (other than routine claims for benefits in the normal operation of Sellers’ ERISA Plans, Sellers’ Non-ERISA Plans or Sellers’ Compensation Commitments).  All material contributions required to be made with respect to any Sellers’ ERISA Plans, Sellers’ Non-ERISA Plans or Sellers’ Compensation Commitments on or before the date hereof have been made and all obligations in respect of each Sellers’ ERISA Plan, Sellers’ Non-ERISA Plan and Sellers’ Compensation Commitment as of the date hereof have been accrued and reflected in Sellers’ financial statements to the extent required by the Agreed Accounting Principles.  No Sellers’ ERISA Plan, Sellers’ Non-ERISA Plan or Sellers’ Compensation Commitment is maintained for the benefit of employees outside of the United States or is otherwise subject to the laws of any jurisdiction other than the United States or a political subdivision thereof.

(k) Each Sellers’ ERISA Plan, Sellers’ Non-ERISA Plan and Sellers’ Compensation Commitment that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code either (i) has been operated in compliance in all material respects with Section 409A of the Code or terminated in accordance with Section 409A of the Code, or (ii) has not been “materially modified” within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 after October 3, 2004 and all amounts under such plans were deferred and vested as of December 31, 2004.  Each Nonqualified Deferred Compensation Plan described in clause (i) of the preceding sentence that has not been terminated in accordance with Section 409A of the Code has been timely amended to comply with the requirements of Section 409A of the Code and the interpretive guidance thereunder.

(l) Schedule 5.15(L) sets forth:  (i) a list of all employees of and other individuals acting as independent contractors to Sellers on and after January 1, 2011; (ii) the positions, service dates, position dates, and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee or person, (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Sellers) provided by Sellers to all employees, (iv) a list of all present or former employees of Sellers paid in excess of $50,000 in calendar year 2010 or with an annualized salary rate in excess of $50,000 for calendar year 2011 who have terminated or given notice of their intention to terminate their relationship with Sellers since January 1, 2011; (v)  a list of any increase, effective after January 1, 2011, in the rate of compensation of any employee; (vi)  a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employee whose compensation as of January 1, 2011 was in excess of $50,000 per annum; and (vii) a list of all independent contractors or agents paid in excess of $50,000 since January 1, 2010.

(m) Except as set forth in Schedule 5.15(M), (i) to Sellers’ Knowledge, Sellers are not involved in any transaction with any employee, officer, director or Affiliate of Sellers which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of Sellers, (ii) since January 1, 2009, there have been no contracts, agreements or other arrangements of any nature between any Affiliate of a Seller, on the one hand, and a Seller, on the other hand and (iii) there are no assets or properties invented, developed, generated in, used in or necessary for Sellers or the Business (including any Intellectual Property) that following the Closing will be owned, held, used or controlled by Sellers or any of its Affiliates.

5.16. Employee Relations.  Except as set forth in Schedule 5.16, Sellers have complied with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  There are no pending or, to the Sellers’ Knowledge, threatened claims, charges or lawsuits by employees of Sellers relating to Sellers’ employment practices, terms and conditions of employment or the safety and health of Sellers’ employees, including charges or investigations currently pending with the U.S. Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor (DOL), the Occupational Safety and Health Administration (OSHA), the Equal Rights Division of the State of Wisconsin Department of Workforce Development or any other Governmental Body.  Sellers are not a party to, and to Sellers’ Knowledge, Sellers are not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Sellers.  To Sellers’ Knowledge, Sellers are not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Sellers.  Schedule 5.16 lists any union organizing or election activities involving any non-union employees of Sellers which have occurred since January 1, 2006 or, to the Sellers’ Knowledge, are threatened as of the date hereof.

5.17. Contracts.  Except as set forth in Schedule 5.17 or any other Schedule hereto, no Seller is a party to or legally bound by:

(i) any Contract for the purchase or sale of real property;

(ii) any Contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $25,000 in 2010, which can reasonably be expected to involve the payment of more than $25,000 in 2011 or which extends beyond December 31, 2011;

(iii) any Contract for the sale of goods or services which involved the payment of more than $25,000 in 2010, which can reasonably be expected to involve the payment of more than $25,000 in 2011 or which extends beyond December 31, 2011;

(iv) any Contract for the purchase, licensing or development of Intellectual Property or Software (other than mass market software licensed to a Seller that is commercially available and subject to “shrink-wrap” or “click-through” license agreements);

(v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations Contract;

(vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(vii) any Contract which (1) limits or restricts where a Seller may conduct the Business or the type or line of business in which a Seller may engage, (2) grants any exclusive or preferential rights to make, sell or distribute a Seller’s or any of its Affiliates’ (including Buyer and its Affiliates after Closing) products or services, (3) grants “most favored nation” status to any other Person, (4) contains “requirements” provisions or other provisions obligating a Seller to purchase or obtain a minimum or specified amount of any product or service from any Person or (5) contains minimum sales or volume provisions;

(viii) any Contract which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or exchange risk associated with its financing), in each case together with the outstanding aggregate principal amount, accrued but unpaid interest, prepayment premiums, penalties and similar amounts and fees and expenses associated therewith;

(ix) any Contract with a Governmental Body and any Contract with a third party acting, directly or indirectly, as a prime or sub-contractor where the services to be provided are for the ultimate benefit of a Governmental Body (a “Government Contract”);

(x) any Contract not made in the ordinary course of Business consistent with past practice; or

(xi) any other Contract which is material to a Seller.

5.18. Status of Contracts.

(a) Except as set forth in Schedule 5.18(A) or in any other Schedule hereto, each of the Contracts listed in Schedules 5.10(A), 5.10(B), 5.11(B), 5.12(C), 5.15(B) and 5.17 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of Sellers and, to the Sellers’ Knowledge, the other parties thereto, and is in full force and effect subject to the express terms and conditions thereof, and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  Sellers have fulfilled and performed their respective obligations under each Seller Agreement, and no Seller is in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any Seller Agreement and no other party to any Seller Agreement has breached or defaulted thereunder; and, to the Sellers’ Knowledge, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by a Seller or by any such other party.  No Seller currently is renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder.  Except as set forth on Schedule 5.18(A), no Affiliate of a Seller is party to or has any rights in any Seller Agreement and no Seller Agreement involves both the Business and other businesses or Affiliates of Seller.  Complete and correct copies of each of the Seller Agreements have heretofore been delivered to Buyer by Sellers.

(b) Except as set forth in Schedule 5.18(B), with respect to any Government Contract: (i)  Sellers have not received a written cure notice, a written show cause notice or a written stop work notice, nor has any Seller been notified or, to Sellers’ Knowledge, threatened in writing with termination for default or convenience; and (ii) no Seller has been audited by any Governmental Body, is currently being audited by any Governmental Body and no such audit, to Sellers’ Knowledge, has been threatened by any Governmental Body.

5.19. No Violation or Litigation.  Except as set forth in Schedule 5.19:

(i) neither any Seller nor the Purchased Assets are subject to any Court Order;

(ii) the Purchased Assets and their uses in the Business as conducted by Sellers prior to the Closing Date materially comply with all applicable Requirements of Laws and Court Orders;

(iii) each Seller has materially complied with all Requirements of Laws and Court Orders that are applicable to the Purchased Assets or the Business;

(iv) there are no situations with respect to any Seller or the Business which involved or involve (A) the use of any corporate funds for bribes or unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or similar Requirements of Laws in any jurisdiction in which the Business is conducted; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws;

(v) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Sellers’ Knowledge, threatened against or affecting a Seller that relate to the Purchased Assets or the Business nor, to the Sellers’ Knowledge, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which a Seller is the plaintiff or claimant; and

(vi) there is no action, suit or proceeding pending against Sellers or, to the Sellers’ Knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

5.20. Environmental Matters.  Except as set forth in Schedule 5.20:

(i) the operations of the Business materially comply with all applicable Environmental Laws;

(ii) each Seller has obtained all environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing and each Seller is in material compliance with all terms and conditions of such permits;

(iii) no Seller nor any of the present Seller Property or operations, or the past Seller Property or operations, is subject to any on-going investigation by, written order from or written agreement with any Person (including any prior owner or operator of Seller Property) respecting (x) any violation of Environmental Law by Sellers, (y) any obligation for Sellers to conduct, or reimburse Expenses for, any Remedial Action or (z) any claim of Losses and Expenses against Sellers arising from an exposure to or the Release or threatened Release of Hazardous Materials;

(iv) no Seller is currently subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v) there is not now, nor to Sellers’ Knowledge has there ever been, on or in any Seller Property:

(A) any underground storage tank, above ground storage tank, surface impoundment, landfill or waste pile;

(B) any polychlorinated biphenyls (PCB); or

(C) any radioactive materials;

(vi) Sellers have made available to Buyer correct and complete copies of all environmentally-related audits, Phase I and Phase II reports (including any related regulatory compliance reports or memoranda), results of site investigations or remedial actions in the Sellers’ possession or that have been performed by or on behalf of Sellers within the past five years with respect to the Business or any Seller Property;

(vii) there has been no Release of any Hazardous Materials by Sellers in violation of Environmental Laws (other than such de minimis Releases that individually and in the aggregate have not required and could not reasonably be expected to require any Remedial Action) or which could reasonably be expected to require Remedial Action by Sellers at, on or from any Seller Property or at, on or from any third party location to which Hazardous Materials used by or generated by the Business has been sent for treatment or disposal and no Seller has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials;

(viii) no Environmental Encumbrance has attached to any Seller Property; and

(ix) none of the products manufactured, distributed or sold by Magnum (or any other Seller) with respect to the Business prior to the Closing Date, in the past or now, contained or contains asbestos or asbestos-containing material.

5.21. Insurance.  Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Sellers on the date hereof with respect to the Purchased Assets or the Business.  Each Seller has materially complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Sellers have delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.

5.22. Customers and Suppliers.  Schedule 5.22 sets forth (i) a list of names and addresses of the twenty-five largest customers, and the ten largest suppliers (measured by dollar volume of purchases or sales in each case) of Sellers in respect of the Business, and the relative percentages of the Business which each such customer or supplier represents (or represented) during each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 and the interim period January 1, 2011, through September 30, 2011; and (ii) copies of the usual and customary forms of purchase order for inventory and other supplies, and usual and customary form of sales contracts for finished goods used by Sellers in the ordinary course of the Business.  Except as set forth in Schedule 5.22, there exists no actual or, to Sellers’ Knowledge, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationship of a Seller with any customer of the Business, or with any supplier of the Business; and, to the Sellers’ Knowledge, presently there exists no condition or state of facts or circumstances involving customers or suppliers of the Business which Sellers believe will materially adversely affect the Business or prevent the conduct of the Business after the Closing in substantially the same manner in which it has heretofore been conducted.

5.23. Budgets.  Schedule 5.23 sets forth (i) as of the date hereof the budgets of capital, payroll and other expenditures of Sellers prepared in the ordinary course of the Business consistent with past practice for the fiscal year ending December 31, 2011 and (ii) the total capital expenditures through September 30, 2011 for each capital expenditure project for which funds are proposed to be expended during 2011.

5.24. Warranties; Product Defects.

(a) Schedule 5.24(A) sets forth (i) a specimen copy of the form of written warranties covering Products which have not yet expired (identifying Products or models to which each such warranty applies) and (ii) a summary of the warranty expense incurred by Sellers with respect to the Business during each of its last three fiscal years and from January 1, 2011 through September 30, 2011.  All Products  have been manufactured, serviced, distributed or sold by Sellers in material conformity with all of Sellers’ applicable contractual commitments and express or implied warranties.  To Sellers’ Knowledge, no material liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by Sellers at any time on or prior to the Closing Date beyond the amounts reserved for warranty expense reflected in the Balance Sheet or expected to be reflected in the Valuation Date Working Capital Statement.  No Products heretofore sold by Sellers are now the subject of any guarantee or warranty other than Sellers’ standard form of written warranties, except as specifically described in Schedule 5.24(A).

(b) Schedule 5.24(B) sets forth a list of all (i) Products which have been recalled, withdrawn or suspended (other than (x) Products discontinued or suspended in the ordinary course of Business or by reason of business decisions made without regard to (1) concerns as to design or other inherent defect or risk to the safety of the users thereof or (2) concerns of any Governmental Body and (y) isolated instances with respect to particular product units which are not representative of an entire product category) since January 1, 2006, and (ii) proceedings pending against Sellers at any time since January 1, 2006 (whether such proceeding have since been completed or remain pending) seeking the recall, withdrawal, suspension or seizure of any Products or seeking to enjoin Sellers from engaging in activities pertaining to any Products.

5.25. No Finder.  No Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.26. Disclosure.  To Sellers’ Knowledge, none of the representations or warranties of Sellers or Equityholders contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other information or documents furnished to Buyer or any of its representatives by Sellers or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

5.27. No Other Representations and Warranties.  Except as expressly and specifically set forth in this Agreement, Buyer (and on behalf of each Buyer Group Member) hereby acknowledges that Sellers’ Representative, Sellers, Equityholders, and no Seller Group Member or any third party advisor or agent acting on behalf of any of the foregoing has made or is making any representation, warranty, guarantee or other assurance to or for the benefit of Buyer or any Buyer Group Member and that, except as expressly set forth in this Agreement, the foregoing are making no other representations, warranties, guarantees or assurances regarding the Purchased Assets, Business, Owned and Leased Real Property, Contracts, financial statements and Balance Sheet, financial results of operation, or the forward looking prospects of the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:

6.1. Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2. Authority of Buyer.

(a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s sole member and do not require any further authorization or consent of Buyer or such member.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the articles of organization or limited liability company operating agreement of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

6.3. No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1. Investigation by Buyer.  Sellers shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of Sellers with respect to the Business to the extent Buyer shall deem necessary or desirable, and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of Sellers as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied; provided, however, all such due diligence investigations of Buyer and/or its agents shall:  (i) be conducted with reasonable advance notice to Sellers through Sellers’ Representative or the President of Magnum; (ii) not materially interfere with or impair Sellers’ operation of the Business; and (iii) with respect to any employee of, customer of, or vendor to any Seller, only be conducted as and when approved in advance by Sellers’ Representative or the President of Magnum (such approval not to be unreasonably withheld).  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Sellers or Equityholders hereunder.

7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Each party hereto shall refrain from taking any action which knowingly and intentionally would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Sellers will notify Buyer of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any material breach of any representation, warranty, covenant or other agreement of a Seller or Equityholder under this Agreement or any Seller Ancillary Agreement, (iii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Sellers which would have been listed in Schedule 5.19 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iv) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (v) any material default under any Seller Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers have knowledge.

7.3. Consents of Third Parties; Governmental Approvals.

(a) Sellers will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Material Seller Agreement required to be obtained to assign, transfer or novate any such Agreements to Buyer or to otherwise satisfy the conditions set forth in Section 9.5; provided that neither Sellers nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Material Seller Agreement in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Requirements of Laws and such Material Seller Agreement, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Seller Agreement, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Sellers will use commercially reasonable efforts to obtain the consent, approval or waiver of any Seller Agreements (including any Material Seller Agreement consent not obtained prior to Closing and any novation of a Government Contract) within ninety (90) days after the Closing Date, to the extent the same have not been obtained prior to the Closing Date.  Notwithstanding anything to the contrary set forth in any such consent, approval or waiver (including any novation of any Government Contract) or any document executed in connection therewith (including the Subcontract), nothing set forth in any such consent, approval or waiver (including any novation of any Government Contract) or any document executed in connection therewith (including the Subcontract) shall in any way limit the rights, obligations or remedies of any party to this Agreement, including the right of a party to seek indemnification hereunder.

(b) During the period prior to the Closing Date, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, in attempting to obtain any consents and approvals of any Governmental Body required to be obtained by them in order to assign, transfer or novate any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4; provided that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

(c) Buyer and Sellers have filed with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Buyer shall pay (without right of reimbursement) all filing fees required to be paid or submitted.  Each party warrants that all such filings by it are or will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act.  Each of Buyer and Sellers agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act.  Each of Buyer and Sellers agree to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 7.3(c); provided that such correspondence does not contain or reveal confidential information of Buyer, Sellers or their respective Affiliates.  Buyer and Sellers agree that, except as either party may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 7.3(c) shall include representatives of each of Buyer and Sellers.  Notwithstanding anything to the contrary contained in Section 7.3 or elsewhere in this Agreement, Buyer shall not have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets or to take or agree to take (or cause any of its Affiliates to take or agree to take) any other action or to agree (or cause any of its Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets.

7.4. Operations Prior to the Closing Date.  (a) Sellers shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Sellers shall keep and maintain the Purchased Assets in good operating condition and repair and shall use their reasonable best efforts consistent with good business practice to maintain the business organization of Sellers intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Sellers.

(b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Sellers shall not:

(i) make any change in the Business or the operations of Sellers with respect to the Business;

(ii) make any capital expenditure with respect to the Business or enter into any contract or commitment therefor, other than capital expenditures or contracts, agreements or understandings for capital expenditures referred to in the applicable budget contained in Schedule 5.23;

(iii) except as contemplated by Schedule 5.23, enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.17 if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 13.5;

(iv) enter into any contract for the purchase of real property to be used in the Business or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.10(A) or any option to extend a lease listed in Schedule 5.10(B);

(v) terminate or fail to renew any Contracts for insurance;

(vi) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers by a Seller to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;

(vii) cancel any debts owed to or claims held by Sellers with respect to the Business (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(viii) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money in respect of Sellers or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(ix) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(x) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(xi) allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

(xii) make, or agree to make, any payment of cash or distribution of assets to a Seller or any of its Affiliates (other than cash realized upon collection of receivables generated in the ordinary course of the Business);

(xiii) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of Sellers;

(xiv) make any change in the compensation of the employees of Sellers, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(xv) communicate with any employee regarding any compensation or benefits to be provided by Buyer or any of its Affiliates after the Closing without the prior consent of Buyer;

(xvi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.2(a) or accelerating deductions to periods for which Sellers are liable pursuant to Section 8.2(a)); or

(xvii) make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4(A).

7.5. Reasonable Efforts.  Prior to the Closing:  (a) the Sellers and the Equityholders shall use commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied on a timely basis and (b) Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article X to be satisfied on a timely basis.

7.6. Commitment for Title Insurance; Surveys.  Sellers shall cause to be delivered to Buyer not less than five days prior to the Closing Date, with respect to each parcel of Owned Real Property (i) a current ALTA commitment for a Title Policy and (ii) a Survey.

7.7. Acquisition Proposals.  Sellers will not, and will not authorize or permit any officer, director or employee of Sellers or any Affiliate of a Seller or any investment banker, attorney, accountant or other representative retained by Sellers or any Affiliate of Sellers to, directly or indirectly, solicit, encourage, facilitate, or furnish information with respect to the Business to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a material portion of the Business, other than as contemplated by this Agreement.  Sellers will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Business or any material portion thereof, other than Buyer.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Covenant Not to Compete or Solicit Business.

(a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Thomas Joseph, Michael Joseph and Sellers severally covenant and agree that, for a period ending on the fifth (5th) anniversary of the Closing Date, each of Thomas Joseph, Michael Joseph and Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise):

(i) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business similar to or competitive with the Business anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region of the world and that the Business may be engaged in effectively from any location in the world);

(ii) induce or attempt to persuade any employee, agent, supplier or customer of the Business, Sellers or any Affiliate of a Seller with respect to the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

(iii) hire or induce or attempt to persuade any of the Transferring Employees to terminate his or her employment relationship with respect to the Business in order to enter into any employment or business relationship on behalf of any other business organization; or

(iv) make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about Sellers, the Business, Buyer or any of Sellers’ or Buyer’s respective Affiliates (including with respect to the products, services, equipment, suppliers, policies, practices, operations, employees or directors of any such Person);

provided, however, that nothing set forth in this Section 8.1 shall prohibit Thomas Joseph, Michael Joseph or a Seller or of their respective Affiliates from owning not in excess of one percent (1%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq Stock Market.  Each of Thomas Joseph, Michael Joseph and each Seller also covenants and agrees that from and after the Closing Date it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b) If Thomas Joseph, Michael Joseph, Sellers or any of their respective Affiliates violates any of its obligations under this Section 8.1, Buyer may proceed against such Person in law or in equity for such damages or other relief as a court may deem appropriate.  Each of Thomas Joseph, Michael Joseph and Sellers hereby acknowledges that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages.  Thomas Joseph, Michael Joseph and each Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Thomas Joseph, Michael Joseph or Sellers or such Affiliate to prevent any violations of this Section 8.1, without the necessity of posting a bond.  The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

8.2. Taxes.

(a) Sellers and/or Equityholders shall be liable for and shall pay all Taxes (whether assessed or unassessed)  applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.  Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer shall not be liable for any Taxes for which Sellers and/or Equityholders are liable under this Agreement, including pursuant to the preceding sentence or Section 5.7.  For purposes of this Section 8.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b) Notwithstanding Section 8.2(a), any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be split equally between Buyer and Sellers.  For purposes of the calculation and payment of transfer taxes at the Closing, Buyer and Sellers mutually agree that the Owned Real Estate shall be valued at One Million Nine Hundred Ninety-five Thousand dollars ($1,995,000).  Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.2.  Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each of Sellers and Buyer shall (and shall cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns required to be filed in respect of the Business or the Purchased Assets;

(iii) make available to the other and to any taxing authority (upon written approval of the other or as compelled by law after consultation with the other) as reasonably requested all information, records and documents relating to Taxes with respect to the Business or the Purchased Assets;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes with respect to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 8.2; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period for which the other may have liability under this Section 8.2.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

8.3. Employees Matters.

(a) Buyer or one of its Affiliates shall offer employment (contingent on the Closing) to all of the employees listed on Schedule 8.3 who are either (i) actively employed as of the date hereof or (ii) absent from work on an authorized leave of absence as of the date hereof and have the right to return to employment following the expiration of such absence under applicable Requirements of Laws; provided, however, each such employee shall be offered employment by Buyer subject to Buyer’s usual and customary, lawful, hiring and employment screening practices, which may include background checks, drug testing, and similar pre-employment screening protocols.   Each offer of employment shall provide for substantially comparable terms and conditions of employment, in the aggregate, with respect to position, duties, compensation and benefits, as were in effect for or applicable to such employee on the date immediately preceding the date of the offer of employment (as determined by Buyer in its sole discretion).    Sellers shall use their reasonable best efforts to have all of Sellers’ employees to whom Buyer offers employment accept such offers.   Such individuals who accept such offer of employment in accordance with its terms and actually begin performing services for Buyer (or one of its Affiliates) on the first Business Day after the Closing Date on which the employee is scheduled to perform work for Buyer (or one of its Affiliates) are hereinafter referred to as the “Transferring Employees.”  To the extent permitted in the applicable employee benefit plans and related insurance contracts, for all Transferring Employees, Buyer shall cause any employee benefit plans that cover the Transferring Employees to recognize each Transferred Employee’s service prior to the Closing with Sellers and their Affiliates (including service with any other employer that was recognized by Sellers or their Affiliates) for purposes of terms of employment, eligibility, vesting and benefit accruals (but not for purposes of benefit accrual under a defined benefit pension plan) under such plans and programs, including vacation, sick or other paid leave, severance benefits and employer contribution rates under retirement plans.  Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(b) Neither Buyer nor any of its Affiliates shall have any liabilities or obligations:  (i) related to any employee of Sellers who does not become a Transferring Employee; or (ii) related to Transferring Employees to the extent such liability or obligation arises from any action, event, course of conduct, injury or illness occurring on or prior to the Closing Date.   With respect to each Transferring Employee, each Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date.  Except as otherwise provided for in Section 2.3, neither the Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or discharge any liability, responsibility or obligation under, with respect to or arising in connection with any Sellers’ Non-ERISA Plans, Sellers’ Compensation Commitments, Sellers’ ERISA Plans or any other plans or arrangements maintained for the benefit of any employee of Sellers. Sellers shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each employee of Sellers who does not become a Transferring Employee (and any spouse, dependents or beneficiary of such employee) and with respect to each former employee of Sellers whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee of Sellers.

(c) Sellers shall transfer to Buyer on the Closing Date complete copies of the personnel records of Sellers’ employees who become Transferring Employees.

(d) Within four business days of the Closing Date, Sellers shall pay the Transaction Bonuses, the Management Bonuses and the Years-of-Service Bonuses.

8.4. Change in Corporate Name.  Each Seller whose name contains the word “Magnum” or “CH&E” agrees promptly after the Closing Date to change its corporate name to a name that does not include the word “Magnum” or “CH&E” or any variation of either of the foregoing.

8.5. Warranty Claims; Product Liability Claims.

(a) After the Closing, as contemplated by Section 2.3, Buyer shall provide or cause to be provided all service, repair or replacement (“Warranty Service”) with respect to Products manufactured, distributed or sold by Sellers on or prior to the Closing Date for claims (“Seller Warranty Claims”) made under the standard warranties of Sellers for Seller Products as set forth in Schedule 5.24(A) (“Seller Warranties”) and Sellers shall reimburse Buyer for Warranty Costs (as defined below) incurred with respect to Seller Warranty Claims, but only to the extent that all such Warranty Costs in the aggregate exceed the amount of the reserve for warranty expense reflected in the Valuation Date Working Capital Statement and taken into account in the determination of the Closing Date Cash Payment (the “Warranty Reserve”).  “Warranty Costs” means an amount equal to the sum of (i) either (A) if a third party performs the Warranty Services, any and all third party costs and expenses charged to Buyer for such Warranty Services or (B) if Buyer performs the Warranty Services, any and all direct labor costs and the costs of any parts or replacement products, but excluding any indirect or overhead costs or expenses (or allocations thereof), plus (ii) five percent (5%) of the amount specified in clause (i)(A) or (i)(B), as applicable, plus (iii) all applicable shipping, freight and Taxes.  If Buyer satisfies a Seller Warranty Claim through payment of cash or by credit in accordance with Sellers’ standard warranty, then “Warranty Costs” means the amount so paid or credited.  If and to the extent that warranties of a third party will, or are reasonably likely to, provide a defense and/or indemnity in respect of any Seller Warranty Claims, Buyer shall (and shall cause each Buyer Group Member to) use its commercially reasonable efforts to recover proceeds available under such third party warranties.

(b) Buyer shall periodically (but no more frequently than monthly) invoice Sellers amounts owed to Buyer under this Section 8.5.  The invoices shall specify the Warranty Costs in reasonable detail.  All invoices shall be paid net thirty days of receipt.  Buyer shall provide such supporting information with respect to any invoice as Sellers shall from time to time reasonably request.  In the event the actual Warranty Costs incurred by the Buyer within the period ending three (3) months after the expiration of all warranty periods of Seller Warranties applicable to the Products are less than the amount of the Warranty Reserve, the Buyer shall pay the difference between the amount of the Reserve and the amount of the Warranty Costs to the Seller.  For purposes of this Section 8.5, the warranty periods of all Products shall be deemed to expire, regardless of whether such Products have been sold or delivered to end-user customers, no later than thirty (30) months after the Closing Date

(c) Pursuant to Section 11.2(a)(ii), Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member with respect to any Product Liability Claim relating to products of the Business that are manufactured and sold by Buyer or its Affiliates following the Closing.

(d) Pursuant to Section 11.1(a)(iii), each Seller and each Equityholder agrees, jointly and severally, to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member with respect to any Product Liability Claim relating to any Products; provided, however, that Sellers and Equityholders shall have no obligation to indemnify a Buyer Group Member to the extent that a Product Liability Claim relates to a modification or other alternation of a product made by the Buyer or its Affiliates following the Closing.

8.6. Insurance.

(a) Solely and exclusively with respect to Sellers’ operation of the Business prior to the Closing Date, if at any time after the Closing, any Person asserts a claim with respect to the Business against Buyer or any of its Affiliates or any of their Purchased Assets which is covered by insurance maintained by the Sellers with respect to the Business as of the date hereof (a “Post-Closing Insurance Claim”), then Sellers shall use commercially reasonable efforts to provide Buyer with the benefit of any insurance policies of Sellers or their respective Affiliates that relate to the applicable Post-Closing Insurance Claim (“Business Insurance Policies”) and, following the Closing, and at Sellers’ expense, to include Buyer as a named insured on such policies. Sellers shall not, and shall cause its Affiliates not to, assign or otherwise transfer (including without limitation in any liquidation or dissolution) any interest or right in or to any Business Insurance Policy without requiring, prior to any such assignment or transfer, the applicable assignee or transferee to agree with Buyer to be bound by this Section 8.6.

(b) Prior to Closing, the Sellers shall purchase a Tail Policy which provides product liability insurance covering any Product Liability Claims relating to the Products in form and substance reasonably acceptable to Buyer which names Buyer as an additional insured.  Sellers shall notify Buyer at least thirty (30) days prior to any planned modification of the Tail Policy and obtain Buyer’s consent prior to implementing any such modification.  Sellers shall pay all premiums associated with the Tail Policy purchased by Seller pursuant to this paragraph.

8.7. Release.  Except as set forth in the following sentence and subject to the limitations set forth therein, each Seller and each Equityholder will, and hereby does, effective as of the Closing, release and forever discharge each Buyer (as successor to and assignee of the Business) and Seller and each of their respective managers, directors, officers, employees, Affiliates, agents and representatives from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to any act or omission of any kind or character whatsoever of each Seller or any predecessor of each Seller occurring at or prior to the Closing or any operations of each Seller’s or any of its predecessor’s businesses at or prior to the Closing, including the calculation and payment of any and all accrued and unpaid dividends or arising out of or related to the Seller’s or Equityholder’s acquisition or ownership of membership interests in a Seller; provided, however, that such claims shall not include claims arising out of this Agreement or any Seller Ancillary Agreement or claims by employees of a Seller for accrued compensation or benefits arising in the ordinary course of Business consistent with past practice in an amount not in excess of the amount set forth with respect to such claims in the Valuation Date Working Capital Statement or to the extent that such claims constitute an Excluded Liability, or pursuant to the Closing Date Retention Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1. No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by a Seller or Equityholder in the performance of any of its covenants and agreements herein; each of the representations and warranties of Sellers and Equityholders contained or referred to herein that is not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and each of the representations and warranties of Sellers and Equityholders contained or referred to herein that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except, in each case, for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4.

9.2. No Changes or Destruction of Property.  Between the date hereof and the Closing Date, there shall have been no event, development or effect that has resulted in, or that, when taken as a whole, could reasonably be expected to result in, (a) a material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, or condition (financial or otherwise) of Sellers with respect to the Business (other than and excluding a generalized economic condition which affects, or which could affect, the Business in a non-specific manner); (b) a material adverse federal or state legislative or regulatory change affecting the Business or its products or services; or (c) material damage to the Purchased Assets by fire, flood, casualty, act of God or other cause, regardless of insurance coverage for such damage.

9.3. No Restraint or Litigation.  The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.4. Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 5.3 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) with respect to the Business.

9.5. Necessary Consents.  Sellers shall have received (or Buyer shall have waived in writing the requirement of obtaining), consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all Seller Agreements and Governmental Permits of the Business, respectively, to which a Seller is a party and which are specified in Schedule 9.5 (such Seller Agreements, the “Material Seller Agreements”).

9.6. Customer Due Diligence.  Buyer shall be satisfied, in its sole discretion, with the results of its due diligence regarding Sellers’ customer relationships set forth in Schedule 9.6, following joint meeting with such customers conducted by Sellers and Buyer prior to Closing.

9.7. Title Insurance.  Buyer shall have received a Title Policy with respect to each parcel of the Owned Real Property.

9.8. Sellers’ Deliveries. Sellers shall have made all of the deliveries set forth in Section 4.4.

9.9. SNDAs and Estoppels.  With respect to any leases, subleases or occupancy agreements affecting any of the Owned Real Property or Leased Real Property, subordination, non-disturbance and attornment agreements executed by the landlord and tenant (or sublandlord and subtenant, as applicable) thereunder in form and substance reasonably acceptable to Buyer or its lender, and/or estoppel certificates executed by any tenant, subtenant or occupant of any portion of the Owned Real Property or Leased Real Property, or any other Person holding rights’ with respect thereto (including any owners’ association or similar entity holding lien rights with respect to any Owned Real Property or Leased Real Property) certifying as to such factual matters as Buyer or its lender may request.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1. No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement that is not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and each of the representations and warranties of Buyer contained or referred to in this Agreement that is qualified as to materiality shall be true and correct in all respects on the Closing Date as though made on the Closing Date, except, in each case, for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

10.2. No Restraint or Litigation.  The waiting period under the HSR Act shall have expired or been terminated, and no action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

10.3. Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

10.4. Buyer Deliveries.  Buyer shall have made all of the deliveries set forth in Section 4.3.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification by Sellers and Equityholders.

(a) Subject to the limitations set forth herein, each Seller and each Equityholder agrees, jointly and severally, to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member (whether or not such Losses and Expenses involve a Third Person Claim (as defined below)) in connection with or arising from:

(i) the failure of a Seller to pay, perform or discharge any Excluded Liability;

(ii) any breach of any warranty or the inaccuracy of any representation of a Seller or an Equityholder contained in this Agreement, or any inaccuracy in any certificate delivered by or on behalf of Sellers pursuant hereto (without, solely for the purpose of determining Losses and Expenses (and not for determining whether any breach of any warranty or the inaccuracy of any representation has occurred), giving effect to any materiality, material adverse effect or similar qualifications limiting the scope of such representation, warranty or certification);

(iii) any breach by a Seller or Equityholder of any of its covenants or agreements, or any failure of a Seller or Equityholder to perform any of its obligations, expressly set forth in this Agreement;

(iv) any failure of a Seller to obtain prior to the Closing any consent set forth in Schedule 9.5;

(v) the matters set forth on Schedule 11.1(A)(v); or

(vi) the matter described in Section 11.11;

provided, however, that:

(A) no Seller and no Equityholder shall be required to indemnify and hold harmless a Buyer Group Member under clause (ii) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization of Sellers and Equityholders), 5.2 (Subsidiaries and Investments), 5.3 (Authority of Sellers and Equityholders), 5.7 (Taxes), 5.14 (Title to Property) and 5.15 (Employees and Related Agreements; ERISA) as to which this proviso shall have no effect) until the aggregate amount of such Losses and Expenses subject to indemnification by Sellers and Equityholders exceeds $400,000 (the “Deductible”), and once such amount is exceeded, each Seller and each Equityholder shall indemnify the Buyer Group Members only for Losses and Expenses exceeding the Deductible;

(B) in no event shall the aggregate amount required to be paid by all Sellers or Equityholders pursuant to Section 11.1(a)(ii) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 (Organization of Sellers and Equityholders), 5.2 (Subsidiaries and Investments), 5.3 (Authority of Sellers and Equityholders), 5.7 (Taxes), 5.14 (Title to Property) and 5.15 (Employees and Related Agreements; ERISA)) exceed $6,000,000; and

(C) in no event shall the aggregate amount required to be paid by Sellers and Equityholders pursuant to Section 11.1(a)(ii) for Losses and Expenses incurred by a Buyer Group Member as a result of inaccuracies of representations and warranties contained in Sections 5.1 (Organization of Sellers and Equityholders), 5.2 Subsidiaries and Investments), 5.3 (Authority of Sellers and Equityholders), 5.7 (Taxes), 5.14 (Title to Property) and 5.15 (Employees and Related Agreements; ERISA) exceed the Purchase Price (as adjusted pursuant to Section 3.1).

(b) The indemnification provided for in Section 11.1(a) shall terminate eighteen (18) months after the Closing Date (and no claims may be made against any Seller Group Member or Equityholder by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Sellers and Equityholders shall continue as to:

(i) the representations and warranties set forth in Sections 5.1 (Organization of Sellers and Equityholders), 5.2 (Subsidiaries and Investments), 5.3 (Authority of Sellers and Equityholders), 5.14 (Title to Property) and 5.15 (Employees and Related Agreements; ERISA) and the covenants of Sellers set forth in Sections 3.6 (Allocation of Purchase Price), 8.2 (Taxes), 8.3 (Employees and Employee Benefit Plans), 8.5 (Warranty Claims; Product Liability Claims), 8.6 (Insurance), 8.7 (Release), 13.2 (Confidential Nature of Information), 13.6 (Access to Records After Closing), and 13.13 (Enforcement of Agreement), as to which no time limitation shall apply;

(ii) the representations and warranties set forth in Sections 5.7 (Taxes) and 5.20 (Environmental Matters) and the covenants set forth in Section 11.1(a)(v) and Section 11.1(a)(vi) for a period equal to the applicable statute of limitations plus ninety (90) days;

(iii) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 11.1 shall terminate ninety (90) days after the expiration of the five year Post-Closing noncompetition period provided for therein;

(iv) the covenant set forth in Section 11.1(a)(i), as to which no time limitation shall apply; and

(v) any Loss or Expense of which any Buyer Group Member has notified Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers and Equityholders shall continue until the liability of Sellers and Equityholders shall have been determined pursuant to this Article XI, and Sellers and Equityholders shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

11.2. Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member (whether or not such Losses and Expenses involve a Third Person Claim (as defined below)) in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any inaccuracy in any certificate delivered by or on behalf of Buyer pursuant hereto; or

(ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations expressly set forth in this Agreement including without limitation Buyer’s obligations with respect to (1) Assumed Liabilities, (2) any Contract assumed by Buyer, (3) Buyer’s obligations to make Additional Payments to Sellers arising out of the sale of ITEG Products; and (4) Sections 8.3 (Employee and Employee Benefit Plans) and 8.5 (Warranty Claims; Product Liability Claims), respectively.

(b) The indemnification provided for in Section 11.2(a) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by Sellers under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the obligations of Buyer with respect to Assumed Liabilities and under the Instrument of Assumption, as to which no time limitation shall apply;

(ii) the covenants of Buyer set forth in Sections 3.5, 8.2, 8.5, 13.2, 13.6 and 13.13, as to all of which no time limitation shall apply; and

(iii) Buyer’s agreements set forth in Section 3.5, which shall survive in accordance with its terms;

(iv) any Loss or Expense of which Sellers have notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

(c) If and to the extent that Buyer is entitled to indemnification of Losses or Expenses incurred by it from Sellers or Equityholders, Buyer first shall seek to recover such amounts from the Indemnification Escrow, and only after all amounts therein have been exhausted may Buyer seek recovery of Losses or Expenses directly from Sellers or Equityholders.

11.3. Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  For purposes of this Section 11.3(a) and Section 11.4, the term “Third Person Claim” shall include any action or suit threatened or brought by a Seller Group Member against a third Person or threatened or brought by a third Person against a Seller Group Member (whether or not brought or threatened to be brought against a Buyer Group Member) relating to or arising out of (i) those matters set forth on Schedule 11.1(A)(v) or (ii) an Excluded Liability, and which, in each case, has or could reasonably be expected to have, in any material respect, a continuing effect on the Business.  With respect to such actions or suits, for purposes of this Section 11.3(a) and Section 11.4, (x) Sellers and Equityholders shall be deemed to be the “Indemnitor” and Buyer shall be deemed to be the “Indemnified Party” and (y) Sellers and Equityholders shall provide notice to Buyer or any such matters.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

11.4. Third Person Claims.

(a) Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any Third Person Claim (i) is solely for money damages (and where Sellers are the Indemnitor, the potential liability of Sellers and Equityholders exceeds the potential liability of Buyer thereunder), and (ii) where Sellers are the Indemnitor, will have no continuing effect in any material respect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof, the expenses of which participation shall, unless there is a conflict of interest between the Indemnitor and the Indemnified Party, be payable by the Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.  The Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any Third Person Claim.

(c) Assignment; Reimbursement.  If any of the Losses or Expenses for which an Indemnitor is responsible under this Article XI are recoverable or reasonably likely to be recoverable against any third party at the time that payment is made to an Indemnified Party hereunder, then the Indemnified Party shall assign any and all rights that it may have to recover such Losses and Expenses from such third party to the Indemnitor or, if such rights are not assignable for any reason, the Indemnified Party shall take commercially reasonable actions to collect any and all such Losses and Expenses in account thereof from such third party for the benefit of the Indemnitor; provided, however, that where the Buyer is the Indemnified Party, Buyer shall have no obligation to assign its rights to the Indemnitor or attempt to collect any amounts from the third party if the third party has a continuing relationship with the Business.  Such Indemnified Party shall reimburse the Indemnitor for any and all Losses and Expenses (less any reasonable costs and expenses and any premiums or taxes incurred by the Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts, including any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) paid by the Indemnitor to the Indemnified Party pursuant to this subsection to the extent such amount is subsequently paid to the Indemnified Party by any Person other than the Indemnitor.  The Indemnitor shall indemnify and hold harmless the Indemnified Party in respect of any Losses and Expenses incurred by such Indemnified Party in connection with its assignment of rights to the Indemnitor and/or any actions taken by it pursuant to this subsection.

11.5. Setoff.  At and after such time as the entirety of the Indemnity Escrow Amount deposited with the Escrow Agent shall have been (i) distributed to Sellers or Buyer pursuant to the terms of the Escrow Agreement and/or (ii) subject to an asserted claim by any Buyer Group Member or Seller Group Member, Buyer shall have the right to withhold and deduct from any amount otherwise payable by any Buyer Group Member under this Agreement  any amounts owed to any Buyer Group Member under this Article XI in respect of (x) any final and non-appealable order of a court of competent jurisdiction and (y) amounts acknowledged in writing by a Seller Group Member to be due and owing to a Buyer Group Member.

11.6. Sole Remedy.  Following the Closing, the sole remedy of the Buyer, Sellers and Equityholders for any and all claims with respect to any breach of this Agreement (except in the case of fraud, intentional misrepresentation or willful misconduct and except for any injunctive relief to which a party may be entitled) shall be the indemnity set forth in this Article XI, and (except in the case of fraud, intentional misrepresentation or willful misconduct and except for any injunctive relief to which a party may be entitled) neither the Buyer, Sellers nor Equityholders will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other parties with respect to any breach of this Agreement, all of such remedies, entitlements and recourse being expressly waived by the parties hereto the fullest extent permitted by Requirements of Laws.

11.7. No Duplication of Warranties.  Notwithstanding anything to the contrary herein, (a) the Buyer Group Members may not assert multiple claims under Section 11.1 above, in order to recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement, and (b) the Buyer Group Members may not assert any claim under Section 11.1 above, for any item of Losses in the event and to the extent the Buyer has already received recovery of such item as a result of an adjustment of the Purchase Price pursuant to Section 3.3 or to the extent the Buyer received credit for a reserve for such item in the final Valuation Date Working Capital Statement.

11.8. Mitigation.  Each party to this Agreement hereby agrees that it will use commercially reasonable efforts to mitigate its Losses and Expenses upon becoming aware of any claim that may be subject to the provisions of this Article XI.

11.9. Business Insurance Policies.  In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof pursuant to Business Insurance Policies (and no right of subrogation shall accrue hereunder to any insurer).  If and to the extent that the Tail Policy will, or is reasonably likely to, provide a defense and/or indemnity in respect of any Loss or Expense, Sellers and Equityholders, on the one hand, and Buyer, on the other hand, shall (and shall cause each Seller Group Member and each Buyer Group Member to) use their commercially reasonable efforts to recover such Tail Policy proceeds, and each of them further covenants and agrees to cooperate with the other to do so.

11.10. Adjustment to Purchase Price.  Any payment by Buyer or Sellers under this Article XI shall, to the extent such payment can be properly so characterized under applicable Tax law, be treated by the parties as an adjustment to the Purchase Price.  If such treatment later is disallowed in any administrative or court proceedings, the Indemnitor shall reimburse the Indemnified Party for the net Tax effects of such disallowance.  The obligations under this Section 11.10 shall remain in effect without limitation as to time.

11.11. Lay-Mor Litigation.  Anything to the contrary in this Section 11 notwithstanding, the Buyer and the Sellers agree that, with regard to the Lay-Mor litigation described on Schedule 5.19, and any derivative litigation thereof with Mobile Products Inc. (the “Lay-Mor Litigation”):

(a) Sellers shall have the exclusive right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of the Lay-Mor Litigation, and in any such case the Buyer shall cooperate in connection therewith; provided, that the Sellers shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle the Lay-Mor Litigation.  Buyer may participate, through counsel chosen by it, in the defense of the Lay-Mor Litigation, the reasonable Expenses of which counsel shall be paid by Sellers.  Buyer recognizes that settlement of the Lay-Mor Litigation may require agreement on the part of Buyer to modifications to the design of the product that is the subject matter of the litigation.  Buyer agrees to evaluate any such possible modifications in good faith and agrees to make reasonable modifications to the design of the product that is the subject matter of the Lay-Mor Litigation that would not in the reasonable judgment of Buyer adversely impact the cost or salability of the product, to the extent that such modifications are necessary in accomplishing a resolution of the litigation; provided, that any Expense of such modification shall be borne by Sellers.  If requested by Sellers, and at Sellers’ Expense, Buyer agrees to make the proposed modifications to the product shown in Schedule 11.11; provided, that any Expense of such modification shall be borne by Sellers.  For purposes of this Section 11.11, “Expenses” shall include any internally allocated costs associated with the Lay-Mor Litigation, including an allocable share of engineering and design costs.

(b) Buyer’s right of indemnification pursuant to this Section 11 with respect to the Lay-Mor Litigation shall include Buyer’s Expenses and Losses related to or arising out of the Lay-Mor Litigation, without regard to the Deductible set forth in Section 11.1(a)(A) and the limitation set forth in Section 11.1(a)(B); provided, however, that Buyer’s indemnifiable Losses and Expenses pursuant to this Section 11.11 shall specifically exclude all loss of profit, revenue or business opportunity from the sale of the product that is the subject of the Lay-Mor Litigation, regardless of whether such Losses are reasonably foreseeable or not.

(c) Buyer shall cooperate in connection with Sellers’ defense of the Lay-Mor Litigation, including, but not limited to, by furnishing originals or copies of such records, materials, and information, by making available employees for consultation and testimony, and by attending such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by Sellers in connection therewith (with any Expenses of Buyer being reimbursed by Sellers).

ARTICLE XII

TERMINATION

12.1. Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and the Sellers’ Representative;

(b) by Buyer or Sellers if the Closing shall not have occurred on or before October 31, 2011 (or such later date as may be mutually agreed to by Buyer and Sellers);

(c) by Buyer in the event of any material breach by Sellers or Equityholders of any of Sellers’ or Equityholders’ agreements, representations or warranties contained herein and the failure of Sellers or Equityholders to cure such breach within fifteen days after receipt of notice from Buyer requesting such breach to be cured; or

(d) by Sellers in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within fifteen days after receipt of notice from Sellers requesting such breach to be cured.

12.2. Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3. Effect of Termination.  If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 , 13.3 and 13.11) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1. Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the eighteen (18) month anniversary of the Closing Date.  Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

13.2. Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.3. No Public Announcement.  Neither Buyer nor Sellers shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and, to the extent practicable, be consulted concerning a mutually agreeable release or announcement; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

13.4. Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) if transmitted by facsimile upon confirmation that such facsimile transmission has been received or (c) one business day following the day sent when sent by registered or certified mail or by overnight courier that obtains a receipt, in each case at the following addresses and facsimile numbers:

If to Buyer, to:

Magnum Power Products, LLC
c/o Generac Power Systems, Inc.
S45 W29290 Highway 59
Waukesha, Wisconsin  53189
Attention: Aaron Jagdfeld
Facsimile: (262) 968-3374

With a required copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Gary D. Gerstman
Facsimile:  (312) 853-7036

If to any Seller or Equityholder to:

Thomas Joseph
Sellers’ Representative
4490 Harbor Village Drive
Omro, Wisconsin  54963
Facsimile: (920) 361-2214

With a required copy to:

Godfrey & Kahn, S.C.
333 Main Street, Suite 600
P.O. Box 13067
Green Bay, Wisconsin  54307-3067
Attention:  Timothy J. McCoy
Facsimile:  (920) 436-7988
Email:  tmccoy@gklaw.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.5. Successors and Assigns.

(a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Sellers or Equityholders, to an Affiliate of Buyer; provided, that, any such permitted assignment shall not relieve any assignor of its obligations hereunder.  Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

13.6. Access to Records after Closing.

(a) For a period of six years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of Sellers with respect to the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

(b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their respective Affiliates may retain after the Closing Date.  Such access shall be afforded by Sellers and their respective Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6.  If Sellers or any of their respective Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

13.7. Sellers’ Representative.

(a) Each Seller and each Equityholder shall irrevocably constitute and appoint Thomas Joseph as “Sellers’ Representative” to act as such Seller’s or Equityholder’s true and lawful attorney-in-fact and agent and authorize Sellers’ Representative, acting for such Seller or Equityholder and in such Seller’s or Equityholder’s name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done with respect to all matters arising under this Agreement, the Escrow Agreement and any other Seller Ancillary Agreement.  Sellers’ Representative shall be so appointed by Sellers and the Equityholders pursuant to a Sellers’ Representative Agreement substantially in the form of attached Exhibit F (the “Sellers’ Representative Agreement”).

13.8. Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement and the Letter of Intent.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.9. Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.10. Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.11. Expenses.  Except for (i) the filing fee under the HSR Act, which shall be paid by Buyer and (ii) the cost of the commitments for the Title Policy and Survey described in Section 7.6 and the cost of the Title Policy described in Section 9.7, which shall be paid by Sellers, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.12. Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

13.13. Enforcement of Agreement.  In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

13.14. Further Assurances.  From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations and agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable best efforts to secure to Buyer the benefits thereof in some other manner, including by means of subcontract or other lawful arrangement, or (b) which are otherwise not transferable or assignable, to use its reasonable best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder), including by means of subcontract or other lawful arrangement; provided, however, that nothing herein shall relieve Sellers of their respective obligations under Section 7.3.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization or agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.  Without limiting the foregoing, each Seller covenants and agrees that it shall maintain and preserve its legal existence for a period of eighteen (18) months from the Closing Date.

13.15. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except for any such laws that would require the application of the laws of any other jurisdiction.

13.16. Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.17. Submission to Jurisdiction; Waiver of Jury Trial.  The parties hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Eastern District of Wisconsin, Milwaukee Division and the jurisdiction of any court of the State of Wisconsin located in Milwaukee County and waive any and all objections to jurisdiction that they may have under the laws of the State of Wisconsin or the United States.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS LAWS, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Buyer:

MAGNUM POWER PRODUCTS, LLC

By: _/s/ York A. Ragen___________________

      Name: __York A. Ragen _______________
      Title:   __Secretary and Treasurer_________

Sellers:

MAGNUM PRODUCTS, LLC

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph_______________
      Title:   __Manager______________________

CH&E PUMPS ACQUISITION, LLC

By:  Magnum Products, LLC
Its:  Sole Member

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph_______________
      Title:   __Manager______________________

MAGNUM PRODUCTS INTERNATIONAL, INC.

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph _______________
      Title:   __President______________________

MAGNUM PRODUCTS SERVICES, LLC

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph_______________
      Title:   __Manager______________________

Signature Page to Asset Purchase Agreement

MAGNUM PRODUCTS CANADA, INC.

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph _______________
      Title:   __President______________________

JOSEPH PROPERTIES, LLC

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph _______________
      Title:   __Sole Member___________________

Equityholders:

TOM JOSEPH, INC.

By: _/s/ Thomas J. Joseph__________________

      Name: __Thomas J. Joseph _______________
      Title:   __Manager______________________

MIKE JOSEPH, INC.

By: _/s/ Michael Joseph__________________

      Name: __Michael Joseph_________________
      Title:   __President______________________

Thomas Joseph, individually

__/s/ Thomas J. Joseph_____________________

Michael Joseph, individually

__/s/ Michael Joseph______________________

Signature Page to Asset Purchase Agreement

THOMAS J. JOSEPH 2010 IRREVOCABLE

TRUST (u/a/d December 27, 2010)

By: _/s/_ Keith Pohlnow____________________
      Keith Pohlnow, Trustee

Sellers’ Representative:

Thomas Joseph, individually

____/s/ Thomas J. Joseph____________________

Signature Page to Asset Purchase Agreement

[Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

EXHIBITS

EXHIBIT	DESCRIPTION
A	Instrument of Assignment
B	Instrument of Assumption
C	Escrow Agreement
D1	Opinion Letter of Counsel to Seller
D2	Opinion Letter of Counsel to Buyer
E	Consulting Agreement (Michael Joseph)
F	Sellers’ Representative Agreement
G	Closing Date Retention Plan
H	Subcontract Agreement
I	Employee Disclosure and Noncompete Agreement

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION

1.1(A)	Closing Date Retention Plan Participants
1.1(B)	Management Bonuses
1.1(C)	Sellers’ Knowledge Group
1.1(D)	Transaction Bonuses
1.1(E)	UAR Plan Participants
1.1(F)	Years-of-Service Bonuses
1.2	Line Items Included in Computation of Valuation Date Working Capital
2.2	Excluded Assets
3.5	ITEG Products and Customers of ITEG Products
3.6	Purchase Price Allocation
5.1(A)	Organization and Foreign Qualification of Sellers
5.1(D)	Ownership of Sellers
5.1(E)	Joseph Properties and Magnum Products Services
5.2(A)	Subsidiaries
5.2(B)	Ownership of Subsidiaries
5.2(C)	Organization and Foreign Qualification of Subsidiaries
5.3(B)	Conflicts and Consents
5.4(A)	Financial Statements
5.5(B)	Operations Since Balance Sheet Date
5.6	No Undisclosed Liabilities
5.7(A)	Taxes
5.7(B)	Payments, Other Benefits, and Acceleration of Vesting
5.8	Availability of Assets
5.9	Governmental Permits
5.10(A)	Survey; Owned Real Property
5.10(B)	Leased Real Property
5.11(A)	Owned Personal Property
5.11(B)	Leased Personal Property
5.12(A)	Owned or Licensed Copyrights, Patent Rights and Trademarks
5.12(B)	Owned or Licensed Software
5.12(C)	Licensed Copyrights, Patent Rights and Trademarks; Trade Secrets; Software
5.12(D)	Exceptions to Ownership or Right to Use Intellectual Property and Software
5.12(E)	Registrations and Validity of Copyrights, Patent Rights and Trademarks
5.12(F)	Infringement
5.12(G)	Software
5.12(H)	Operational Limitations of Intellectual Property and Software
5.12(I)	Creation and Assignment of Intellectual Property

5.12(J)	Preservation of Intellectual Property
5.13	Inventory
5.14	Title to Property
5.15(A)	Sellers’ Non-ERISA Plans
5.15(B)	Sellers’ Compensation Commitments
5.15(D)	Sellers’ ERISA Plans
5.15(G)	Compliance With Law
5.15(L)	Employees
5.15(M)	Conflicts of Interest
5.16	Employee Relations
5.17	Contracts
5.18(A)	Status of Seller Agreements
5.18(B)	Government Contracting Matters
5.19	Compliance with Law; Litigation
5.20	Environmental Matters
5.21	Insurance
5.22	Customers and Suppliers
5.23	Budgets
5.24(A)	Warranties; Product Defects
5.24(B)	Product Recalls
8.3	Offered Employees
9.5	Necessary Consents
9.6	Sellers’ Customer Relationships
11.1(A)(v)	Additional Matters
11.11	Product Configuration Subject to Lay-Mor Litigation